Exhibit 10.23

Private and Confidential

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

LNG TIME CHARTER PARTY

BETWEEN

GAS-sixteen Ltd.

AND

METHANE SERVICES LIMITED

4 - April- 2014

Private and Confidential

TABLE OF CONTENTS

1.	Description and Condition of Vessel	5

2.	Shipboard Personnel and their Duties	8

3.	Duty to Maintain	9

4.	Trading Limits and Safe Places	10

5.	Bunkers and LNG Heel at Delivery and Redelivery	12

6.	Grade of Bunkers	13

7.	Period, Delivery, Redelivery, Laydays and Cancelling	13

8.	Owners to Provide	15

9.	Charterers to Provide	15

10.	Rate of Hire	16

11.	Payment of Hire	16

12.	Space Available to Charterers	17

13.	Instructions and Logs	18

14.	Bills of Lading	18

15.	Conduct of Vessel’s Personnel	20

16.	LNG Retention/Supply for Operational Purposes	20

17.	Pilots and Tugs	22

18.	Super-Numeraries	22

19.	Sub-letting/Assignment/Novation	22

20.	Final Voyage	23

21.	Loss of Vessel	23

22.	Off-hire	24

23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations	28

24.	Periodical Dry-dock	29

25.	Ship Inspection	30

26.	Key Vessel Performance Criteria	31

27.	Salvage	32

28.	Lien	32

29.	Exceptions	33

30.	Injurious Cargoes	34

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31.	Disbursements	34

32.	Laying-up	34

33.	Requisition	34

34.	Outbreak of War	34

35.	Additional War Expenses	35

36.	War Risks	35

37.	Piracy	36

38.	Both to Blame Collision Clause	37

39.	New Jason Clause	38

40.	Clause Paramount	39

41.	Insurance/ITOPF	39

42.	Export Restrictions	40

43.	Business Principles	40

44.	Drugs and Alcohol	41

45.	Pollution and Emergency Response	41

46.	ISPS Code/USMTSA 2002	42

47.	Law and Litigation	43

48.	Confidentiality	43

49.	Construction	43

50.	Notices	44

51.	Invoices	45

52.	Ship Contact details	45

53.	Definitions	46

54.	Claim Validity Period	47

55.	Eligibility & Compliance	47

56.	Vapour Pressure	49

57.	Cargo Transfer Inspection and System Calibration	49

58.	Vessel Data	51

59.	Third Party Vetting Information	51

60.	Taxes	51

61.	U.S. Compliance	51

62.	Compliance with the Bribery Act, 2010 (England and Wales) and the US Foreign Corrupt Practices Act (FCPA)	51

63.	Owners’ Defaults	55

64.	Charterers’ Defaults	56

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65.	Quiet Enjoyment	57

66.	Rights of Third Parties	58

67.	Consequential Losses	58

68.	Health, Safety, Security, Environment Reporting Requirements	58

69.	Ballast Water Treatment (BWT) System	59

70.	Counterparts	59

APPENDIX A – Terminal Compatibility List		61

APPENDIX B – Gas Form C for the Vessel		63

APPENDIX C – Detailed Performance Criteria		69

APPENDIX E – BG Business Principles		79

APPENDIX F – Norwegian Sale Form		84

APPENDIX G – Letter of Quiet Enjoyment		85

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IT IS THIS DAY AGREED between GAS-sixteen Ltd., an exempted company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, RG6 1PT, Bermuda (hereinafter referred to as “Owners”), being owners of the good Liquefied Natural Gas Carrier called “Methane Rita Andrea” (hereinafter referred to as “the Vessel”) described as per Clause 1 hereof and METHANE SERVICES LIMITED, a company incorporated under the laws of England and Wales and having its registered office at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, United Kingdom (hereinafter referred to as “Charterers”):

1.	Description and Condition of Vessel

At the date of delivery of the Vessel under this charter and throughout the charter period:

(a)	she shall be classed by a classification society (“Classification Society”), which is a member of the International Association of Classification Societies;

(b)	if she is fifteen years old or over she shall obtain and maintain a LNG Condition Assessment Programme (“CAP”) of not less than / worse than two (2);

(c)	she shall be in every way fit to load, carry, discharge and measure Liquefied Natural Gas (“LNG”);

(d)	she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(e)	her tanks, valves and pipelines shall be liquid and gas tight; she shall have a working inert gas system and nitrogen generator with officers and crew experienced in the operation of both;

(f)	she shall be in every way fitted for burning fuels, in accordance with the grades specified in Clause 6 hereof:

(i)	at sea, fuel oil or marine diesel oil in any proportion with LNG Boil-Off or 100% LNG Boil-Off for main propulsion (allowing the use of diesel oil for pilot). When transiting and manoeuvring in restricted waters only dual fuel mode is permitted; Owners and Charterers will discuss in good faith future operational process changes to allow 100% boil-off during transiting and manoeuvring (provided it can be demonstrated to be safe and reliable for the proposed operating modes); and heavy fuel oil, marine diesel oil and marine gas oil for auxiliaries;

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(ii)	in port, fuel oil or marine diesel oil in boilers; and fuel oil or marine diesel oil in any proportion with LNG Boil-Off or 100% LNG Boil-Off (however always using a minimal amount of diesel oil for pilot purposes) for power generation;

(iii)	in all cases able to comply with all national and international emissions compliance regulations applicable to Charterers’ required trading routes in force at the keel laying date for a minimum of six (6) days at the Service Speed without burning LNG; although Charterers shall allow Owners to take advantage of all relevant national and international waivers that exist related to the year of construction for future changes in regulations.

(iv)	in all cases able to maintain continuous safe operation of the vessel and all auxiliary equipment during switchover between different types of fuel in any consumer.

(g)	she shall have all her instrumentation calibrated and certified in accordance with the requirements of the Vessel’s Classification Society;

(h)	she shall have her cargo measuring equipment calibrated by a recognised calibration company as referenced in Clause 57 hereof and certified in accordance with the requirements of the Vessel’s Classification Society;

(i)	she shall have her inter-barrier and insulation spaces prepared and performing as per international regulations, and her containment system design conditions

(j)	she shall comply with the regulations in force so as to enable her, if her size permits, to pass through the Suez Canal and Panama Canal by day and night without delay;

(k)	she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay. For the avoidance of doubt this will include, but will not be limited to, the Vessel’s Certificate of Financial Responsibility;

(l)	she shall comply with the description in the LNG Gas Form C appended hereto as Appendix B, provided however that if there is any conflict between the provisions of this Form C and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(m)	her ownership structure, flag, registry, Classification Society and management company shall not be changed without prior approval of Charterers, which shall not be unreasonably withheld

(n)	Owners shall complete, on board the Vessel, the daily template from Charterers’ voyage management system.

(o)	Owners shall operate:

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(i)	a Safety Management System (“SMS”) that shall comply as a minimum with the following regulations and/or industry standards, plus any additions, modifications or subsequent versions thereof: International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention, International Ship and Port Security Code (“ISPS”), International Convention for the Prevention of Pollution From Ships, 1973 as modified by the Protocol of 1978 (“MARPOL”), International Convention for Safety of Life at Sea, 1974 (“SOLAS”), International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 (“STCW”), best practice recommendations from the Tanker Management Self Assessment (“TMSA”), the International Safety Guide for Oil Tankers and Terminals (“ISGOTT”), Society of International Gas Tanker and Terminal Operators (“SIGTTO”) and the Code Of Safe Working Practices (“COSWOP”);

(ii)	a documented safe working procedures system within the SMS to address the Health Safety Security and Environment (“HSSE”) risks specific to the scope of work set out in this charter party and the management of controls to eliminate, reduce or mitigate these risks as low as reasonably practicable. Owners’ operations shall be certified, as a minimum to ISO:9001:2008;

(iii)	a documented environmental management system to protect environmental resources by applying best available techniques to minimise or, where possible, eliminate any direct or indirect impact from operations; Owners shall meet the requirements of ISO 14001:2004 or demonstrate that plans are in place to obtain this certification within the next twelve (12) months from the charter start date.

(iv)	Owners shall operate a Ship Energy Efficiency Management Plan (SEEMP), in accordance with IMO MEPC.l/Circ.683, to continuously improve the efficiency of ship operations.

(v)	a documented accident/incident reporting system compliant with flag state requirements.

(p)	Owners shall arrange at their expense for a Ship Inspection Report (SIRE) inspection to be carried out at intervals of six months plus or minus thirty days, subject to Vessel’s trading pattern and availability of surveyors. Upon delivery, Vessel shall have a SIRE report, if this is not possible then a non operational inspection will be permitted provided a further vetting inspection is carried out at the first available opportunity and is conducted during cargo operations.

(q)	Owners shall ensure that all crew are provided an orientation training programme for the Vessel with training relevant under the SMS. Owners shall ensure that all subcontractors visiting the Vessel shall receive a briefing or information on the parts of the SMS

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relevant to their visit and comply with the Owners’ HSSE policies and procedures during the visit.

(r)	Owners shall take all necessary precautions and measures specific for piracy deterrence in piracy prone areas of the world. This shall include using reference material and industry guidelines such as OCIMF Best management Practices (BMP).

2.	Shipboard Personnel and their Duties

(a)	At the date of delivery of the Vessel under this Charter and throughout the charter period:

(i)	she shall have a full and efficient complement of master, officers and crew for a Vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely;

(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)	all shipboard personnel shall be trained in accordance with Appendix D and the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping (STCW) for Seafarers, 1995 or any additions, modifications or subsequent versions thereof. Shipboard personnel shall be trained under a system certified to the SIGTTO “LNG Shipping Suggested Competency Standards 2005” or subsequent versions thereof.

(iv)	there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently;

(v)	the terms of employment of the Vessel’s staff and crew shall always remain acceptable to the International Transport Worker’s Federation and the Vessel shall at all times carry a Blue Card;

(vi)	the Vessel shall always operate with safe manning levels that comply with STCW and with the work hour limits set out by the International Labour Organisation (ILO) including the Maritime Labour Convention 2006 (MLC) as designated in Appendix D. The Vessel shall maintain a STCW record of deviation hours for all officers and crew aboard the Vessel and provide this record to the Charterers upon request. If Charterers express concern with the STCW deviation hours, Charterers and Owners shall discuss and agree to a mitigation plan that shall ensure the Vessel can comply with the requisite STCW rest hours.

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(vii)	Charterers shall have the right to review the qualifications of the Master, Chief Officer, Chief Engineer, Second Engineer, Electrical Engineer, Electronics Officer, and the Gas Engineer. Charterers shall also have the right to interview these officers, at Charterers’ cost.

(viii)	the Vessel’s officers shall comply with the requirements set out in Appendix D.

(b)	Owners guarantee that throughout the charter service the master shall with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)	prosecute all voyages with the utmost despatch;

(ii)	render all customary assistance; and

(iii)	load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state and within the safe capabilities of the Vessel and crew.

(c)	Owners shall at all times have responsibility for the proper stowage of the cargo and shall keep a strict account of all cargo loaded, Boil-Off, commencement and termination of forced cargo vaporisation and cargo discharged.

3.	Duty to Maintain

(a)	Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 29 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the Vessel.

(b)	If at any time whilst the Vessel is on hire under this Charter the Vessel fails to comply with the requirements of Clauses 1, 2(a) or 12 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this Charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost. Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost; such time shall be excluded from any calculation under Clause 26 and Appendix C.

(c)	If Owners are in breach of their obligations under Clause 3(a), Charterers may so notify Owners in writing and if, after the expiry of ***** following the receipt by Owners of

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any such notice, Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)	Owners shall advise Charterers immediately, in writing, should the Vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterers of similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection.

(e)	If, in Charterers reasonably held view:

(i)	failure of an inspection, or,

(ii)	any finding of an inspection,

referred to in Clause 3 (d), prevents normal commercial operations then Charterers shall have the option to place the Vessel off-hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, and the Vessel shall remain off hire until the earlier of the date and time that the Vessel passes a re-inspection by the same organisation, or until the date and time that Owners and Charterers mutually agree that the Vessel is in a condition to pass such re-inspection or until the date and time that the Vessel becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire. Owners shall provide Charterers with full details of their plans to remedy the cause of the failure or finding and the period within which this remedy will be completed.

(f)	Furthermore, at any time while the Vessel is off-hire for a continued period of ***** under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this Charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this Charter or otherwise (including without limitation Charterers’ rights under Clause 22 and 63 hereof).

(g)	In the event that during this charter the Vessel undergoes modifications related to the LSGO conversion of the current Kawasaki main boilers, as per the agreement between GasLog and Wartsila dated 14 August 2012 as instructed by BG, the Vessel shall remain on-hire for all such work related to this (including commissioning time), and all costs of such modifications shall be reimbursed by Charterer.

4.	Trading Limits and Safe Places

(a)	The Vessel shall be used for the purpose of carrying all lawful merchandise (subject always to Clause 30) including in particular, LNG, in any part of the world as Charterers

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shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof. Notwithstanding the foregoing, but subject to Clause 36, Charterers may order the Vessel beyond such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters as a consequence of such order.

(b)	Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea, subject to rights and obligations under Clause 23) where she can safely lie always afloat. Notwithstanding anything contained in this or any other Clause of this Charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the Vessel shall be loaded and discharged at any places as Charterers may direct.

(c)	Owners warrant that the Vessel is compatible with the LNG Terminals listed in Appendix A for berthing, unberthing, loading and discharging LNG cargo without modification to the Vessel. In the event that such modification to the Vessel becomes necessary as a result of changes in international regulations, national law or standards and/or are required by the Vessel’s Classification Society or flag state, the cost of such modification shall be for Owners’ account, and the Vessel shall be off-hire for the time required to effect such modifications unless this can be achieved without affecting the performance of the Vessel under this Charter.

(d)	If Charterers request, Owners shall agree to perform compatibility studies of terminals not listed as Primary Terminals in Appendix A hereof. Costs of routine communications and documentation support, such as submission of Gas Form C, Optimoor® studies and other data requests shall be for Charterers’ account. Required travel by Owners’ representative to the terminal as specifically requested and approved by Charterers shall be for Charterers’ account. If following such compatibility studies, Owners deem a terminal compatible; such terminal shall be added to the Primary Terminals list in Appendix A.

(e)	If Charterers direct the Vessel to any LNG loading or receiving facilities other than the LNG Terminals listed in Appendix A, Charterers shall give notice to Owners sufficiently in advance thereof so as to enable Owners to comply with environmental, fire prevention, health, safety and other similar regulations, including but not limited to compatibility studies of those terminals, applicable at such other place including any alteration in ship design. The reasonable cost and the necessary time taken to comply with such regulations, necessary, solely, to allow the Vessel to load or discharge at such other place, shall be for Charterers account. Charterers shall reimburse such costs to Owners against presentation to Charterers of appropriate invoices and supporting vouchers, except insofar as Owners are otherwise obliged to bear such costs in accordance with this Charter. For purposes of this sub Clause 4(d), should an alteration in ship design be required, Charterers and Owners shall discuss in good faith the requirement and its

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impact on the Vessel, with the aim of ensuring that Owners are not penalized by lower performance, reduced residual value, or similar.

(f)	In the event that at any time during the term of this Charter, Charterers request and Owners agree that upgrading works shall be carried out to the Vessel which constitute an alteration on the Vessel from that prevailing at the time of Delivery, the cost of such upgrading shall be agreed between Owners and Charterers. For the avoidance of doubt, if a “Change of Law” requires the Vessel to be modified in order for the Vessel to continue to operate in accordance with Clause 4 and this Charter, the cost of such modification shall be for Owners’ account. For the purpose of this sub Clause (f), “Change of Law” shall be defined as any law, statute, act, ordinance, rule, regulation, requirement or order of any international or national government or regulatory agency that comes into effect after the date of execution of this Charter.

(g)	Notwithstanding the above, the Vessel shall not be required to force ice or to follow icebreakers.

(h)	The Vessel shall not trade in breach of UN or other relevant sanctions.

5.	Bunkers and LNG Heel at Delivery and Redelivery

(a)	Upon delivery, Charterers shall retain ownership of all HFO, gas oil and diesel on board. Original supplier invoices must be provided by Charterers to Owners. For the avoidance of doubt, any LNG on board the Vessel upon delivery, was and remains the property of Charterers.

(b)	The Vessel shall be redelivered to Owners with its cargo tanks under natural gas vapours unless Owners declare the option to retain up to 3,000m3 of LNG heel at last discharge. Such option shall be declared no later than five (5) days prior to the loading of the final cargo and will be priced at the LNG Price.

(c)	Upon redelivery, Owners shall purchase all HFO, gas oil and diesel on board at the documented cost of each. Original supplier invoices must be provided by Charterers to Owners.

(d)	Throughout the Charter (and upon delivery and redelivery) the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent, as defined in Clause 53, and a quantity of diesel oil and nitrogen (if nitrogen is applicable) on board sufficient to prosecute safely each voyage or reach the nearest safe bunker port. The above amount shall be in addition to a safety reserve of fuel oil, which would enable the Vessel to steam at the Service speed defined in this Charter for a total of five days.

(e)	Notwithstanding anything contained in this Charter all bunkers and LNG Heel on board the Vessel shall, throughout the duration of this Charter, remain the property of Charterers or

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their nominee and can only be purchased on the terms specified in the Charter at the end of the charter period or, if earlier, at the termination of the Charter.

(f)	The Master shall provide an on-hire and off-hire certificate containing the Remaining On Board (ROB) quantities for LNG, HFO, gas oil and diesel oil upon both delivery and redelivery of the Vessel. Owners or Charterers may choose to use an independent surveyor to verify ROB quantities at their own cost, however, in any dispute, the surveyor numbers shall prevail.

6.	Grade of Bunkers

(a)	Charterers shall supply fuel oil whose properties comply at a minimum with those set out in ISO Standard 8217:2005 tor RMH380 and diesel oil as per ISO 8217:2005 DMB (with any subsequent amendments thereto) and marine gas oil as per ISO 8217:2005 DMX (with any subsequent amendments thereto). If Owners require the Vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

(b)	Should Charterers trade the Vessel into a Emissions Control Area (“ECA”) as defined in Annex VI of MARPOL, then the Charterers shall either supply low sulphur fuel oil of a quality which the Vessel can use and which will satisfy the ECA requirements or allow forced vaporisation of cargo for fuel, sufficient for the Vessel’s need while in the restricted area, and the Owners shall provide segregated storage for the low sulphur fuel oil. If Owners are unable to provide segregated bunker tanks, then Owners shall reimburse Charterers for the additional cost of purchasing low sulphur fuel oil which is consumed outside of a ECA zone.

(c)	Owners and Charterers can request the other party to provide bunker survey data to verify the quality of the bunkers on board. This request can be made at any time during the charter period or the Claim Validity Period.

7.	Period, Delivery, Redelivery, Laydays and Cancelling

a)	Owners agree to let and Charterers agree to hire the Vessel commencing from the time and date of delivery to Charterers as provided in Clause 7(b) until time and date of redelivery to Owners as provided in Clause 7(c)

b)	The Vessel shall be delivered by Owners to Charterers immediately after delivery of the Vessel to the Owners pursuant to the Memorandum of Agreement between the Owners and Brazil Shipping II Limited as appended hereto in Appendix F.

c)	The Vessel shall be chartered for a period of six (6) years plus up to ***** at Charterers’ option (“Firm Charter Period”) commencing on delivery of the Vessel in accordance with Clause 7 (b).

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d)	Subject to Clause 7(e), the Charterers shall have the right to extend the Firm Charter Period by one (1) additional period of either three (3) years or five (5) years (an “Option Charter Period”) plus or minus up to ***** at Charterers’ option.

e)	Provided that the equivalent Option Charter Period has only been exercised under one of the following:

i.	the time charter agreement between the Charterer and the registered owner of the [m.v. “Methane Jane Elizabeth” IMO number 9307190 dated the date hereof; or

ii.	the time charter agreement between the Charterer and the registered owner of the [m.v. “Methane Lydon Volney” IMO number 9307205 dated the date hereof.

the Charterers shall have the right to exercise one of the two Option Charter Periods in respect of the Vessel. If none of the above referenced time charters have had an Option Charter Period declared, then the Option Charter Period for the Vessel under this contract shall be known as the “Vessel 1 Option Charter Period”. If one of the above referenced time charters has had an Option Charter Period declared, then an Option Charter Period declared under this contract shall be known as the “Vessel 2 Option Charter Period”. For avoidance of doubt, Option Charter Periods cannot be declared simultaneously.

If Owners have proposed and/or secured the Vessel for employment which is not possible if the Option Charter Period is declared for this Vessel, both parties shall discuss the situation in good faith, with the understanding that Charterer could declare Option Charter Period on a sister vessel in lieu thereof.

(g)	The ‘plus or minus’ days must be declared by Charterers no later than ***** in advance of the expiration of the relevant Option Charter Period if exercised.

(h)	If exercised, Charterers shall declare the Vessel 1 Option Charter Period option no later than 17:00 hours London time, ***** before the termination of the Firm Charter Period.

(i)	If exercised, Charterers shall declare the Vessel 2 Option Charter Period option no later than 17:00 hours London time, ***** before the termination of the Firm Charter Period.

(j)	Charterers shall redeliver the Vessel at the pilot boarding station outbound at last discharge port or at one safe anchorage Gibraltar or Singapore at Charterers’ option, such option to be declared ***** before loading of the last cargo. In the event that redelivery takes place DLOP last discharge port and not at either Gibraltar or Singapore, Charterers shall pay Owners a lump sum Ballast Bonus payment equivalent to the notional ballast voyage calculated for hire, fuel, and war risk or piracy routing and costs to return the vessel from the last discharge port to either Gibraltar (if last discharge occurs West of Suez) or Singapore (if last discharge takes place East of Suez).

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Hire and fuel consumption shall be calculated basis Service Speed. For the purpose of calculating the notional ballast leg, distances shall be used on Dataloy Distance Tables as found on www.dataloy.com

(k)	Charterers shall provide 30, 25, 15, 7, 5, 4, 3, 2, 1 days’ notice of redelivery.

(l)	Any time during which the Vessel is off-hire under this Charter may be added to the charter period in Charterers’ option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the Vessel would, but for the provisions of this Clause, have been redelivered. Charterers shall exercise this option no later than ***** before the date on which the Charter would otherwise terminate. Any periods of off-hire occurring after the time and date on which Charterers have declared their option may be added to the charter period as long as Charterers have declared that they will be so added within ***** of the end of the relevant period of off-hire.

8.	Owners to Provide

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4, 9(c) and 35 hereof, for all insurance on the Vessel, for all deck, cabin and engine-room stores, lubricating oil, and for water; for all dry- docking, overhaul, maintenance and repairs to the Vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 8 extend to all liabilities for taxes, customs or import duties arising at any time during the performance of this Charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire.

9.	Charterers to Provide

(a)	Charterers shall provide and pay for all fuel (which includes fuel consumed for the production of nitrogen and all Boil-Off gas, which in accordance with Charterers instructions is to be used as fuel) which must be supplied from a bunker supplier who applies the standards required by a first class operator, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 8 hereof, provided that all charges for the said items shall be for Owners’ account when

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such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(b)	In respect of bunkers consumed for Owners’ purposes these will be charged on each occasion by Charterers at the Fuel Price.

(c)	If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers’ orders.

10.	Rate of Hire

(a)	Charterers shall pay for the use and hire of the Vessel to the Owners at the rate of ***** per day or pro rata for any day thereof for the Firm Period.

(b)	Charterers shall pay for the use and hire of the Vessel to the Owners at the rate of ***** per day or pro rata for any day thereof during the Vessel Option Period.

(c)	Charter hire shall commence from the time and date of delivery of the Vessel to Charterers until the time and date of redelivery to Owners.

11.	Payment of Hire

(a)	Subject to Clause 3 (c) and 3 (e) and any other relevant provision herein, payment of hire shall be made in immediately available funds in United States Dollars to the account stipulated below:

Bank: *****

SWIFT: *****

Account Number: *****

IBAN: *****

Account Name: *****

Currency: USD

Corresponding bank in USD: ***** – SWIFT: *****

(b)	Owners shall invoice Charterers monthly in advance for the payment of hire and Charterers shall pay the invoice in immediately available funds by the later of the following:

(i)	eight (8) Banking Days after receipt of invoice; or

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(ii)	the last Banking Day prior to the start of the initial hire period or subsequent hire month.

(c)	Payment of hire shall be made in immediately available funds, less:

(i)	any hire paid which Charterers reasonably estimate to relate to off-hire periods, and;

(ii)          any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and;

(iii)	any amounts due or reasonably estimated to become due to Charterers under Clause 3 (b), 16 or 26 and Appendix C hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment:

(i)	Owners shall notify Charterers of such default and Charterers shall within ***** of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw and/or terminate the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this Charter or otherwise. The period of ***** shall be extended by any period during which the Charterers are prevented from making payment by the Office of Foreign Asset Control in the United States of America (OFAC) and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** per annum above LIBOR (as in effect on the day when such sum was originally due), or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

12.	Space Available to Charterers

The whole reach, burthen and decks (but no more than she can reasonably stow and safely carry) on the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board

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shall not, unless specially agreed, exceed 250 tonnes (excluding fresh water) at any time during the charter period.

13.	Instructions and Logs

Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents, which are not provided by the master.

A controlled copy of Charterers’ Instructions will be placed on board the Vessel. The instructions in this document shall be followed by the crew. If the Vessel or crew cannot comply with such Instructions, immediate notification is required in accordance with Clause 50. In the event of any conflict between the Instructions and this Charter, the Charter shall prevail.

Owners shall be responsible for any time, cost, delay or loss associated with Vessel deviating from Charterers’ voyage instructions, including loading any cargo quantity in excess or short of voyage orders provided such time, cost delay or loss is due to Owners’ fault and negligence. If a discrepancy arises at a loading terminal, the Master shall notify Charterers immediately and in any event before loading to clarify the situation. Owners shall be responsible for any consequences or additional expenses arising from Owners’ non-compliance with this Clause.

14.	Bills of Lading

(a)	The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 36 (a) and 41) without prejudice to this Charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)	from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this Charter, provided, however, that no further indemnity beyond that expressed in this Clause 14 or elsewhere in this Charter shall be implied against Charterers;

(ii)	from any irregularities in papers supplied by Charterers or their agents.

(b)	If Charterers by telex, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills

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of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterers’ instructions in consideration of receiving the following indemnity, which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200% of the CIF value of the cargo carried on board:

(i)	Charterers shall indemnify Owners and Owners’ servants and agents in respect of any liability loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request.

(ii)	If any proceeding is commenced against Owners or any of Owners’ servants or agents in connection with the Vessel having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(iii)	If the Vessel or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers’ instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such Vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.

(iv)	Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.

(v)	As soon as all original Bills of Lading for the above cargo which: a) name as discharge port the place where delivery actually occurred and, b) in the case of a negotiable bill of lading, entitle, either by consignment or endorsement, the party to whom the cargo was released to take delivery of said cargo, arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24.00 hours on the day thirty-six (36) calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time Charterers have received from Owners’ written notice that

aaa)      Some person is making a claim, in connection with Owners delivering cargo pursuant to Charterers’ request or,

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bbb)      Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the Vessel for the same reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)	Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo.

(vii)	This indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.

(c)	Owners warrant that the Master will comply with orders to carry and discharge against one or more duly endorsed Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require. Once delivery has been completed against one bill of lading, the others are to stand void.

15.	Conduct of Vessel’s Personnel

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

16.	LNG Retention/Supply for Operational Purposes

a)	Unless Charterers stipulate otherwise, Owners shall retain on board the Vessel following completion of discharge sufficient LNG Heel (which will be agreed with Charterers) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty-four (24) hours.

b)	***** shall provide and pay for LNG required for cooling the Vessel’s cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

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(i)	in the event that the quantity of LNG Heel retained on board pursuant to Clause 16 (a) is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition unless such insufficiency is the result of a direct act or omission on the part of Owners or fault of the Vessel;

(ii)	when LNG is required by reason of:

(aa)	strikes, quarantine restrictions, seizure under legal process, restraint of labour, none of which arise in connection with the Vessel or crew; or

(bb)	an act of God, act of war, lock outs, riots, piracy, civil commotions, restraint of princes, rulers or people;

(iii)	when LNG is required by reason of any Restricted Period as defined in Appendix C Article 2 (e) (i) to (viii), or by reason of Charterers changing the SAT, or by reason of Charterers ordering the Vessel to proceed at any speed other than the Service Speed;

(iv)	upon return of the Vessel to the first load port after any lay-up ordered by Charterers pursuant to Clause 32, after any underwater cleaning ordered under B Article 11 (a), or after the Vessel has been withdrawn from service at the request or convenience of Charterers as a result of which the Vessel has been warmed up and/or gas freed;

(v)	where the LNG is required and caused directly by Charterers’ breach of this Charter.

(vi)	where the loading of the Vessel has been delayed by forces beyond Owners’ control.

(vii)	following Periodical Dry-docking under Clause 24.

(c)	***** shall pay for LNG required for gassing up and cooling down the Vessel’s cargo tanks at the LNG Price:

(i)	following periods of off-hire and such off-hire has solely caused the need to cool down. If the off-hire event is partially responsible for the requirement to gas up and/or cool down, both parties shall mutually discuss the allocation of costs;

(ii)	following requisition under Clause 33;

(iii)	where the LNG is required and directly caused by Owners’ breach of this Charter.

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Quantities required for gas up and cool down shall be in accordance to the cool down tables that shall be provided by Owners to Charterers upon request.

In all cases where Owners are required to pay for LNG required for cooling hereunder, the LNG shall nevertheless be supplied by Charterers who shall be entitled to deduct the cost from the next payment of hire due to Owners at the LNG Price.

17.	Pilots and Tugs

Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are in fact the servants of Charterers their agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots or tugboats. The Master shall have the right to reject pilots, stevedores or similar contractors and tugs which in Master’s reasonable opinion are below industry standard.

18.	Super-Numeraries

Charterers may send up to two representatives in the Vessel’s available accommodation upon any voyage made under this Charter, Owners providing provisions and all requisites as supplied to officers, except alcohol.

Charterers shall pay at the rate of United States Dollars 15 (fifteen) per day for each representative while on board the Vessel.

Owners shall ensure that all supernumeraries are provided an orientation training programme to the Vessel with training relevant under the SMS.

19.	Sub-letting/Assignment/Novation

(a)	Charterers may sub-let the Vessel, but shall always remain responsible to Owners for due fulfilment of this Charter.

(b)	Additionally Owners and Charterers may assign or novate this Charter to any of their affiliates who have comparable credit worthiness and competence, with the benefit of

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parent company guarantees, subject to the consent of the other party , such consent not to be unreasonably withheld.

(c)	For the avoidance of doubt, neither party hereto shall transfer its rights or obligations by sale, assignment, novation or other disposition to a non-affiliate.

(d)	In the event that Owners are desirous of transferring its rights, obligations, title and/or interest in the Vessel to an entity as part of a lease structure or to a bank or financial institution in respect of Owners’ financing and mortgaging of the Vessel, Owners shall seek Charterers’ consent. Such consent shall not be unreasonably withheld provided that Owners obtain from their financiers a Letter of Quiet Enjoyment in accordance with the provisions of Clause 65 hereof. In any case, Charterers shall respond to Owners request in ten (10) business days. Should response not be provided within the ten (10) business days period, Charterers shall be deemed to have given their consent. Notwithstanding anything in this sub Clause 19(d); Owners shall be fully obligated to provide a crew that is in accordance with all terms under this Charter.

20.	Final Voyage

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)	disbursements on Owners behalf or charges for Owners’ account pursuant to any provision hereof, and

(b)	bunkers and LNG Heel on board at redelivery pursuant to Clause 5,

Promptly, and in any event not later than thirty (30) days after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

Notwithstanding the provisions of Clause 7, if at the time this charter would otherwise terminate in accordance with Clause 3 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage at service speed and return to a port of redelivery as provided by this Charter, as the case may be.

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21.	Loss of Vessel

Should the Vessel be lost, this Charter shall terminate and hire shall cease at noon on the day of her loss; should the Vessel be a constructive total loss, this Charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, this Charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

22.	Off-hire

(a)	On each and every occasion that there is loss of time or when the Vessel is unavailable to Charterers (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner whatsoever):

(i)	due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry-dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other cause whatsoever preventing the efficient working of the Vessel; and such loss or unavailability continues for more than six (6) consecutive hours if resulting from interruption in the Vessel’s service) or cumulates to more than six (6) hours (if resulting from partial loss of service); or

(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii)	for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 18 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than six (6) consecutive hours; or

(iv)	due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v)	due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel, the Owners (unless brought about by the act or neglect of Charterers); or

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(vi)	due to pre-docking and repair procedure including warming, gas freeing and inerting post arrival at the dry-dock port; or

(vii)	due to scheduled dry-docking and maintenance, maintaining, overhauling, repairing or dry-docking the Vessel and submitting her for survey; waiting for any of the aforesaid purposes; and whilst at, any port or place for any of the aforesaid purposes; or

(viii)	due to post-docking or repair procedure including inerting, if such inerting is undertaken prior to sailing from the dry-dock port, gassing and cooling in excess of that undertaken for normal loading; or

(ix)	due to any other circumstances where the Vessel is off-hire under this Charter; or

(x)	due to late arrival for allocated opening for canal transit when such late arrival is due to Owners’ negligence or Vessel breakdown then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)	If the Vessel fails to proceed at any Guaranteed Speed (as defined in Appendix C Article 2 (a) (iv)) pursuant to Clause 26 and Appendix C, and such failure arises wholly or partly from any of the causes set out in Clause 22(a) above, then the following provisions shall apply:

(i)	if the Vessel is unable to maintain a speed of at least 85% of the Guaranteed Speed under Clause 26 in wind and sea state not exceeding Beaufort force 5, Charterers shall have the option to place the Vessel off-hire but any distance made good by the Vessel whilst off-hire shall be taken into account in accordance with Clause 22(a);

(ii)	except where Charterers have placed the Vessel off-hire pursuant to Clause 22(b)(i), failure of the Vessel to proceed at any Guaranteed Speed shall be dealt with under Clause 26 and Appendix C and the Vessel will not be off-hire under Clause 22.

(c)	Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 22 (a), the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to

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resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 22 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)	If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners’ written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire and Owners shall have the right to employ the Vessel on their own account.

(e)	Time during which the Vessel is off-hire under this Charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4 (b).

(f)	All references to “time” in this Charter party shall be references to local time except where otherwise stated.

(g)	(i)	If as a consequence of any cause or purpose mentioned in this Clause 22 or in Clause 16 (c), the Vessel presents for loading with tank temperatures other than that which would otherwise allow bulk loading to commence within 1/2 (half) an hour after cooling of the loading arms, any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading shall count as off-hire and the cost of any LNG supplied for such additional cooling shall be paid for by Owners at the LNG Price.

(ii)	If any LNG is lost as Boil-Off during periods of off-hire, Owners shall reimburse Charterers for the LNG lost at the LNG Price, less any Boil-off consumed in distance made good during the off-hire period by Owners.

Where accurate measurement of LNG lost as Boil-Off during any such off-hire period is impossible for whatever reason, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Appendix C Article 8 (b). Where, due to the off-hire occurring during a ballast passage, all LNG Heel is lost as Boil-Off prior to the Vessel next commencing to load, such Boil-Off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s last previous ballast voyage.

(h)	If the cargo capacity of the Vessel is reduced for any reasons, Charterers shall have the option of putting the Vessel off-hire or using the Vessel, in which case hire shall be reduced pro rata to the reduction in the Vessel’s cargo capacity from the commencement

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of loading at the loading port until the Vessel is again ready to load at the next loading port without such reduction in capacity. Notwithstanding the option granted to Charterers by the foregoing and subject to Charterers’ need for transportation, Charterers may agree (such agreement not to be unreasonably withheld) to allow Owners to repair the tanks of the Vessel at the earliest opportunity.

(i)	The Vessel shall additionally be off-hire as provided in this Clause 22 whenever there is loss of time:

(i)	as a result of a boycott arising in connection with the business of Owners, the terms or conditions of employment of Owners’ servants, or employment, trades, or cargoes of the Vessel other than under this Charter;
(ii)	due to restraint or interference in the Vessel’s operation by any governmental authority in connection with the ownership, registration, or obligations of Owners or the Vessel, or stowaways, or in connection with smuggling or other prohibited activities, unless such restraint or interference involves a cargo carried under this Charter, or Charterers themselves, or the shippers or receivers of such a cargo; or
(iii)	due to strikes, labour boycotts or any other discrimination/difficulties against the Vessel because of Owners and/or their affiliates’ previous trade and/or the ownership and/or flag and/or officers and crew and/or officers and crews’ employment conditions;

and all losses, damages and expenses directly or indirectly incurred thereby (including bunkers consumed) shall be for Owners’ account.

(j)	In the event that the Vessel is off-hire for any reason other than in connection with periodical dry-docking pursuant to Clause 24 for any period in excess of ninety (90) consecutive days or exceeding ninety (90) days in any period of three hundred and sixty five (365) days, Charterers shall have the option to terminate this Charter by giving notice in writing with effect from any date stated in such notice provided that the Vessel is free of cargo (other than LNG Heel) at such date. If the Vessel is not free of cargo (other than LNG Heel) at such date then the notice shall be deemed to be effective on the next date that the Vessel is free of cargo (other than LNG Heel). This Clause 22(j) is without prejudice to any other rights or obligations of Owners or Charterers under this Charter. For the purposes of this Clause 22(j), in the event of partial loss of service, the period of off-hire shall be the total period during which the Vessel is not fully efficient rather than the resulting loss of time.

(k)	Notwithstanding any other provision of this Charter, the Charterers shall not be precluded, prevented or estopped from relying on, enforcing and enjoying the full benefit of any provision of this Charter concerning the condition or performance of the Vessel, including but not limited to any provision resulting in the Vessel being placed off-hire, by virtue of the fact that a breach or triggering of such provision occurred directly or indirectly as a result of the status or condition of the Vessel prior to delivery to the Charterers.

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23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations

(a)	Subject to the provisions of Clause 23 (b), Owners shall allow a transhipment of the cargo to another ship or floating storage re-gasification unit (FSRU) or loading from an LNG floating production storage and offloading unit (LNG-FPSO) to be carried out, provided that a suitably documented formalised risk assessment is carried out, identifying potential hazards, probability and consequences and all risks identified can be mitigated adequately to the reasonable satisfaction of Charterers and Owners.

(b)	Subject to Clause 23(a), such cargo operation shall be carried out in accordance with the recommendations set out in the latest version of ICS/OCIMF Ship-to-Ship Transfer Guide (Liquefied Gases), and SIGTTO’s “Considerations for Planning a Ship-to-Ship Transfer of LNG” as amended from time to time. Owners shall permit, at Charterers’ expense, personnel nominated by Charterers to attend any pre operation risk assessment workshops and to attend on board, subject to Clause 18, to observe in the transhipment operation although such operation shall always be the responsibility of Owners. All expenses incurred for the Ship-to-Ship Transfer shall be for the Charterers’ account, except insofar as Owners are otherwise obliged to bear such costs in accordance with this Charter.

(c)	Any transfer operations (herein also referred to as “lighterage”) to another ship, FSRU, or FPSO, and any extra equipment required for such, will be for Charterers’ account. All time including shifting time, if any, from the Vessel’s arrival and tendering notice of readiness at lighterage position until disconnection of hoses upon completion of lighterage operation or the removal /unloading of all fendering, hoses and other lighterage equipment (whichever is the later), to count as time on hire. All and any time during which the lighterage operation is discontinued due to breakdown of the Vessel’s equipment and/or operational inefficiency arising as a direct consequence of the additional requirements on the Vessel by the need to conduct such lightering operation, shall not count as off hire. All time and cost used and incurred for steaming/mooring, at Charterers request, from the Vessel’s arrival at the originally agreed lighterage location, shall count as time on hire. All port expenses, if any, incurred as a consequence of such lighterage operation always to be for Charterers’ account. If Owners are obliged to extend their existing insurance policies to cover lighterage operations, Charterers shall reimburse Owners for additional premium incurred, provided that Charterers are given prior notification (if possible) of the additional amount involved. Charterers must obtain permission from proper authorities to perform lighterage operation and all expenses in this connection shall be for Charterers’ account.

(d)	The loading or discharge at FSRUs, FPSOs, and to another ship shall be subject to Clause 23 and shall, for the avoidance of doubt, always be at the sole discretion of the Master and if at any time the loading or discharge operations are, or become unsafe then he/she may discontinue such operations.

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24.	Periodical Dry-dock

(a)	Owners shall dry-dock the Vessel at least once in any five year period for the purposes of maintaining the Vessel’s underwater area, undergo cargo tank inspection and to effect equipment overhaul, scheduled maintenance, other necessary repairs, and re-certification, so that the Vessel is fit in every way for service under this Charter. Provided that Owners can demonstrate to Charterers satisfaction that a performing five year coating system has been applied to the hull and that an Impressed Current Cathodic Protection system and a Marine Growth Prevention System are installed and intermediate dockings will be permitted to be carried out afloat. If Owners elect to apply a five (5) year dry-docking cycle, they shall provide to Charterers a detailed master maintenance plan clearly showing how they will overhaul and maintain all critical equipment.

Owners shall give Charterers approximately twelve (12) months’ notice of any intended non-emergency dry-docking and the proposed locations for the Dry-dock, together with the reasons for such dry-docking.

(b)	Owners and Charterers shall work together to find the most optimal economic location for the dry-docking for both parties. The costs for different dry-dock locations shall be disclosed by Owners. If Charterers incur costs in delivering the Vessel to a cheaper dry-dock location versus one that falls outside the Vessel’s actual trade route, Owners and Charterers shall mutually agree an equitable economic solution. Owners and Charterers shall agree the actual date that the Vessel will be required to enter the dry-dock port ninety (90) days prior to such date.

(c)	In addition to any technical superintendent, the Owners shall supply a superintendent whose primary function is HSSE, to attend dry-docking periods. The suitability of the HSSE superintendent shall be agreed by the Owners and Charterers.

(d)	Charterers shall have the right to review the dry docking specifications and programme and, at Charterers’ costs, shall have the right to send up to two personnel to witness the dry docking

(e)	In the event of dry docking, the Vessel shall be off-hire when the Vessel arrives at the dry dock port on the actual date. On completion of dry docking, the Vessel will be on hire again upon exit from the dry dock yard.

(f)	All dry-dock expenses and expenses of preparing the Vessel for dry-dock shall be for Owners’ account. Any natural gas vapour lost in gas freeing for the purpose of dry-docking shall be for Charterers’ account provided that during the last discharge prior to dry-docking Owners shall use their reasonable endeavours to pump out the maximum amount of cargo.

(g)	Provided that Charterers have been previously notified and agreed to the period in advance, Charterers agree to provide the Owners with a preventative maintenance

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window or windows that shall not exceed ***** per annum following Delivery until the first anniversary thereof and thereafter for each twelve (12) month period beginning on each anniversary of the Delivery (the “Yearly Allowance”). Owners shall be entitled to use the Yearly Allowance to carry out, with the approval of Charterers, scheduled preventative maintenance work to the Vessel. Owners shall provide Charterers with a completed Maintenance Request Form and subsequent maintenance reports on completion of maintenance.

(h)	After the first special survey of the Vessel; this Yearly Allowance shall increase to up to ***** per annum, provided that Charterers is able to provide up to *****in underutilised time and that the maintenance has no impact on Charterers’ commercial operations. For the avoidance of doubt, the Yearly Allowance shall never be lower than *****.

25.	Ship Inspection

Charterers or their representatives shall have the right at any time during the charter period to make such inspection of the Vessel or necessary operational and condition audits of the Vessel, crew, Owners’ office or Vessel’s technical manager as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage.

Owners shall afford all necessary co-operation and accommodation on board provided, however:

(a)	that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same;

(b)	that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right;

(c)	that any cost incurred by such inspections or audits shall be for Charterers’ account provided such costs have been disclosed to and approved by Charterers in advance;

(d)	that any inspection carried out by Charterers shall be made without interference with or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of two persons; and

(e)	that any overnight stays shall be subject to Clause 18.

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26.	Key Vessel Performance Criteria

Subject to Appendix C, Owners guarantee that:

(a)	the Laden Service Speed shall be ***** knots;

(b)	the Ballast Service Speed shall be ***** knots;

(c)	the Minimum Speed shall be ***** knots;

(d)	the Vessel shall be capable of loading and discharging the cargo as follows:

(i)	a full cargo may be loaded within fourteen (14) hours if the Vessel’s cargo tanks are colder than the tank design temperature for commencement of loading, excluding the time for connecting; disconnecting; cooling down; topping up and custody transfer measurement, and provided that the loading terminal is capable of pumping at least 13,000 cubic meters of LNG per hour to the Vessel at not less than 230 kPa (gauge) pressure at the flange connection between ship and terminal utilising a minimum of two liquid loading arms and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the above specified flow rate of LNG;

(ii)	a full cargo may be discharged within fourteen (14) hours, excluding the time for connecting; disconnecting; cooling down; starting up pumps; ramping up; ramping down for stripping at end of discharge and custody transfer measurement, and provided that the discharge terminal is capable of receiving LNG at a rate of at least 12,000 cubic meters of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding 100 metres of liquid LNG of specific gravity of 0.47 utilising a minimum of two liquid unloading arms. The terminal must also be capable of providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel;

(iii)	If Charterers request either slow loading or slow discharging, Owners shall permit such operations.

(e)	the Vessel’s guaranteed maximum fuel consumption, for weather conditions not exceeding Beaufort force 5, shall be as defined by per the table in this Clause 26;

Methane Series (Samsung 145kcbm) Class Steam Vessel	(tonnes of Fuel Oil Equivalent / day)
Average Speed (Knots)	Laden	Ballast
19.5 (service speed)	*****	*****
19.0	*****	*****
18.0	*****	*****
17.0	*****	*****
16.0	*****	*****
15.0	*****	*****

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(f)	The fuel oil equivalent factor (tonnes fuel oil per cubic metre of LNG) shall be calculated using actual bunker survey reports and LNG quality reports and engine performance data as provided in Gas Form C and shall be agreed upon by both Owners and Charterers.

(g)	the maximum laden Boil-Off shall be zero point one five percent (0.15%) per day (or such lower percentage as guaranteed by the shipyard) of the Cargo Capacity on fully laden sea passages (or pro rated by the ratio of volumetric cargo loaded to cargo capacity if all tanks are not used);

(h)	the maximum ballast Boil-Off shall be ***** per day (or such lower percentage as guaranteed by the shipyard) of the cargo capacity where the previous sea passage was fully laden and provided heel is carried in maximum two tanks and no spray cooling is required.

27.	Salvage

Subject to the provisions of Clause 22 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 27.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

28.	Lien

Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this Charter; and Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this Charter.

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29.	Exceptions

(a)	Unless caused by the actual fault or privity of the Owners or the Vessel, the Vessel, her master and Owners shall not, unless otherwise in this Charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel; fire, collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 26 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this Charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers, pirates or people.

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)	Clause 29 (a) shall not apply to, or affect any liability of Owners or the Vessel or any other relevant person in respect of:

(i)	loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Charter, whether or not such works or equipment belong to Charterers; or

(ii)	any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 40 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)	In particular and without limitation, the foregoing subsections (a), (b) and (c) of this Clause shall not apply to or in any way affect any provision in this Charter relating to off-hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off-hire.

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30.	Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

31.	Disbursements

Should the master require advances for ordinary disbursements up to a cap of United States Dollars twenty-five thousand ($25,000) at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

32.	Laying-up

Charterers shall have the option, after consultation with Owners, of requiting Owners to lay up the Vessel at a safe place nominated by Charterers, taking into account questions of maintenance access and security and with Owners’ consent and always subject to Clause 4, in which case the hire provided for under this Charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up. Charterers may exercise the said option any number of times during the charter period.

33.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

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34.	Outbreak of War

If war or hostilities break out between any two or more of the following countries: United States of America, the countries or republics having been part of the former U.S.S.R (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), Peoples Republic of China, United Kingdom, and the country that the Vessel is registered in, then both Owners and Charterers shall have the right to cancel this charter provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least thirty (30) days.

35.	Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

Any payments by Charterers under this Clause will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

In the event that Owners are unable to secure adequate war risk coverage, Charterers shall have the option of providing war risk coverage for the Vessel, subject to Owners’ consent, such consent not to be unreasonably withheld. Charterers shall always make Owners aware of the cover limits to ensure Owners have excess War P&I cover available under their respective P&I Club entries.

36.	War Risks

(a)	The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, terrorism or piracy revolutions.

(b)	If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 36 (a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a place of peril). If

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any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place suitable for the discharge of LNG which they or the master may in their or his discretion select within the trading limits of this Charter and such discharge shall be deemed to be due fulfilment of Owners obligations under this Charter so far as cargo so discharged is concerned.

(c)	The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the master or Owners in his/her or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this Charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this Charter shall contain the Chamber of Shipping War Risks Clause 1952.

37.	Piracy

a)	Subject to Clause 37(e) below, if the Vessel proceeds to or through an area in which there is a current risk of piracy, verified by the International Group of P&I Clubs, Owners shall be entitled:

i)	to take reasonable preventive measures to protect the Vessel, her crew and cargo by proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment provided that such security personnel or equipment is provided by third party, private sector and non-governmental entities; on or about the Vessel;

ii)	to follow any orders given by the flag state, any governmental or supra governmental organization; and

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iii)	where there is an actual, imminent act of piracy, and only after giving Charterers reasonable advance notice, to take a safe and reasonable alternative route in place of the normal, direct or intended route to the next port of call, provided that such alternative route does not, in the case of the Gulf of Aden, physically extend beyond the transit of the Gulf of Aden in which case Owners shall give Charterers reasonable advance notice of the alternative route, an estimate of time and bunker consumption and a revised estimated time of arrival.

b)	Subject to sub Clause 37(e) below, *****.

c)	Subject to Clause 37(e), the Vessel shall remain on-hire for any time lost taking the measures referred to in sub Clause 37(a) of this Clause.

d)	Where, notwithstanding the taking of any of the measures referred to in sub Clause 37(a) above, and where not caused by a lack of due diligence on Owners’ part, and where Charterers have not purchased off-hire insurance pursuant to sub Clause 37(e) below, the Vessel is captured by pirates, hire shall be payable at 100% of the hire rate for the duration of any such capture. As is further set forth in sub Clause 37(e) and for the avoidance of doubt, should Charterers purchase the off-hire insurance more fully described below, the Vessel shall be off-hire during the attack or seizure by pirates.

e)	Charterers shall have the option, where the Vessel is scheduled to transit to or through an area in which there is a current risk of piracy, verified by the International Group of P&I Clubs, to require Owners to either (a) extend existing war risk insurance; or (b) purchase off-hire insurance, adding Charterers as co-assured, and which in either case will cover loss of hire, the cost of which shall be reimbursed by Charterers, provided always that (i) the terms of cover and cost have been disclosed to, and agreed by, Charterers prior to the purchase of such insurance; and (ii) that following the exercise of such option, the Vessel shall be off-hire for any time lost as a result of an attack or capture by pirates.

f)	Charterers may elect, at any time, to pay any relevant insurances as described in sub Clause 37(e) directly.

g)	Boil-off losses during piracy shall be for Charterers’ account.

38.	Both to Blame Collision Clause

If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

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“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

Charterers shall procure that all Bills of Lading issued under this Charter shall contain a provision in the foregoing terns to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

39.	New Jason Clause

General average contributions shall be payable according to York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following position shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all Bills of Lading issued under this Charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

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40.	Clause Paramount

Charterers shall procure that all Bills of Lading issued pursuant to this Charter shall contain the following:

“(a)	Subject to sub-clause (b) or (c) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(b)	If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(c)	If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(d)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(e)	Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

41.	Insurance/ITOPF

Owners warrant that the Vessel is now, and will, throughout the duration of the Charter:

(a)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)	be properly entered in a reputable P&I Club that is a member of the International Group of P&I Clubs;

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(c)	have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)	have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses to a value as would be procured by a first class operator of similar such vessels.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the obligations in this Clause 41.

42.	Export Restrictions

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this Charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this Charter, the references to a Bill of Lading being deemed to be references to this Charter.

43.	Business Principles

Owners shall act in a manner consistent with BG Group’s Business Principles set out in Appendix E so as to enable Charterers to operate in accordance with those principles. Owners shall comply with the procedures for monitoring and reporting compliance as set out in the Business Principles Appendix E.

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Owners acknowledge that Charterers have a reporting policy and facility respectively called the ‘Speak Up Policy’ and ‘Speak Up’. The Speak Up Policy requires Charterers’ employees, and encourages others, to report any situation where there is reason to suspect that there has been a breach, or suspected breach, of BG Group’s Business Principles or other misconduct. Speak Up provides reporting channels by telephone and internet service (accessed via the BG Group website or through www.bg-speakup.com) to communicate any concerns confidentially. Owners are expected to use Speak Up.

44.	Drugs and Alcohol

Owners warrant that they have in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated June 1995 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

45.	Pollution and Emergency Response

Owners are to advise Charterers of organisational details and names of Owners’ personnel together with their relevant telephone/facsimile/e-mail details, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24-hour basis in the event of oil spills or emergencies.

Notice to Owners’ Pollution and Emergency Response Department:

Attn	: Emergency Response Manager
Address	: 69 Akti Miaouli, Piraeus 18537, Greece
Telephone	: +30 210 4591280-1-2
Fax	: +30 210 4591240
E-mail	: EmergencyResponse@gaslogserv.com
Cc	: tkatemidis@gaslogserv.com; mbourekas@gaslogserv.com

Notice to Charterers’ Pollution and Emergency Response Department:

Attn	: Duty Officer
Address	: BG Group, 811 Main St., Houston, Texas 77002, USA
Telephone	: +1 713 366 6248 (primary); +1 713 884 9142 (secondary)
Fax	: +1 713 877 9212
E-mail	: AIRIS@bg-group.com, incident@bg-group.com (for incidents only)
Cc	: shipping@bg-group.com; lngcharters@bg-group.com

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Owners shall also refer the initial incident notification instructions detailed within the Charterers’ Instructions.

46.	ISPS Code/USMTSA 2002

This Clause 46 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter Xl of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(a)	(i)	During the currency of this Charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this Clause 46 (a) (i).

(ii)	Except as otherwise provided in this Charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/“owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b)	(i)	Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the Charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)	Except as otherwise provided in this Charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 46 (b) shall be for Charterers’ account.

(c)	Notwithstanding anything else contained in this Charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

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(d)	Notwithstanding any other provision of this Charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code/MTSA.

(e)	If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

47.	Law and Litigation

(a)	This Charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)	Each of the parties hereto hereby submits to the exclusive jurisdiction of the High Court of London for the purposes of all legal proceedings arising out of or relating to this Charter or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c)	It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this Charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

48.	Confidentiality

All terms and conditions of this Charter arrangement shall be kept private and confidential. Charterers or Owners shall have the right to release information as part of a mandatory audit requirement or third party contractual obligation, provided the auditors or third party sign a mutually agreed confidentiality agreement.

49.	Construction

The headings have been included in this Charter for convenience of reference and shall in no way affect the construction hereof.

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50.	Notices

(a)	Whenever written notices are required to be given by either party to the other party, such notices shall be sent by fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Owners:
Attn	:	Graham Westgarth
Address	:	Gildo Pastor Center, 7, Rue du Gabian, MC-98000 Monaco
Telephone	:	+377 97975115 / +33 680869369 (AOH)
Fax	:	+377 97975124
E-mail	:	gwestgarth@gaslogltd.com
Cc	:	tkatemidis@gaslogserv.com

Notice to Charterers:
Attn	:	LNG Charter Manager
Address	:	BG Group Thames Valley Park, Reading, Berkshire RG6 1PT United Kingdom
Telephone	:	+44 118 929 36769
Facsimile	:	+44 8450848913
Email	:	LNGCharters@bg-group.com

Notice to Owners’ Operations Department:
Attn	:	Duty Manager
Address	:	69 Akti Miaouli, Piraeus 18537, Greece
Telephone	:	+30 210 4591250
Fax	:	+30 210 4591242
E-mail	:	LNG@cereslng.com
Cc	:	tkatemidis@gaslogserv.com;thsallis@gaslogserv.com

Notice to Charterers’ Operations Department:
Attention	:	Vessel Coordinator
Address	:	BG Group Global LNG Shipping, 811 Main St, Houston, Texas 77002 United States of America
Telephone	:	+1 713 599 3747
Fax	:	+1 713 456 2351
Email	:	shipping@bg-group.com

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled

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to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause.

(b)	Any notice required under this Charter to be given in writing shall be deemed to be duly received only:

i)	In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

ii)	In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

51.	Invoices

All invoices should be sent to the following contacts and shall be deemed to be duly received as per Clause 50(b):

Owners:

Attn	:	Chief Operating Officer
Address	:	Gildo Pastor Center, 7, Rue du Gabian, MC-98000 Monaco
Telephone	:	+377 97975115 / +33 680869369 (AOH)
Fax	:	+377 97975124
E-mail	:	gwestgarth@gaslogltd.com
Cc	:	glagonikas@gaslogltd.com

Charterers:

Attention	:	LNG Charter Manager
Address	:	BG Group Thames Valley Park, Reading, Berkshire, RG6 1PT United Kingdom
Telephone	:	+44 118 929 36769
Fax	:	+44 8450848913
Email	:	LNGCharters@bg-group.corn

52.	Ship Contact details

The Vessel’s contact details are as follows:

Telephone (VSAT)	:	*****

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Telephone (SATCOM)	:	*****
Satcom Fax	:	*****
E-mail	:	*****

53.	Definitions

In this Charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause;

“Boil-Off”	means the vapour, which results from vaporisation of LNG in the cargo tanks.

“Cargo Capacity”	means the maximum safe LNG loading limit of the Vessel as per LNG Form C.

“Certificate of Financial Responsibility”	means a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

“Fuel Oil Equivalent”	refers collectively to its two components, fuel oil and Boil-Off gas and is measured in metric tonnes applying the fuel oil equivalent factor set out in Clause 26 (f).

“Fuel Price”	means last invoiced price per increment of volume bunkered in USD $ per metric tonne (or relevant volumetric unit)

“Gas Free”	means the Vessel’s cargo tanks are free of all natural gas vapour and under an atmosphere of inert gas.

“GTT”	Gaztransport & Technigaz SA of France

“LNG”	means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel”	means cargo retained in the cargo tanks on completion of discharge.

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“LNG Price”	means the ex-ship price of LNG in USD/mmBtu at the port where the LNG was retained, based upon composition of LNG at discharge (except for LNG supplied for cool down at a loading port, and for excess LNG boiled off on ballast leg, where the price will be based on the price charged by the terminal for cool down LNG).

“Service Speed”	shall have the meaning ascribed to it in Appendix C, Article 1. (a).

“BG Group”	mean companies owned directly or indirectly by BG Group plc.

54.	Claim Validity Period

Any claims arising under this Charter party must be brought within twelve (12) months of the conclusion of the Charter.

55.	Eligibility & Compliance

At all times during this Charter:

(a)	the Vessel shall be in all respects eligible under applicable conventions, laws and regulations for, and shall not be prevented for any reason whatsoever from, trading to and from the ports and places permitted in Clause 4 of the Charter;

(b)	Without prejudice to Clause 65, the Vessel shall comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction and shall have on board for inspection by the authorities all necessary certificates, records, letters and other documents evidencing such compliance, including but not limited to certificates evidencing compliance with international and US oil pollution regulations, SOLAS 1974, as amended and MARPOL 1973/1978; and

(c)	the Vessel shall comply fully with all applicable U.S. Federal, U.S. Coastguard and State laws, rules, orders, regulations, guidelines and circulars now in effect and which may be promulgated (and subsequent amendments and successors thereto) including, but not limited to, the following provisions relating to maritime safety and oil pollution response:

(vi)	the U.S. Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 (Water Pollution));

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(vii)	the U.S. Oil Pollution Act of 1990 and the governmental regulations issued thereunder (“OPA-90“);

(viii)	the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980; and

(ix)	the U.S. Port and Tanker Safety Act;

(x)	the U.S. Coastguard Navigational and Vessel Inspection Circular No. 8-92;

(xi)	the Code of Federal Regulations;

(xii)	the compliance with practices and limits for the regulated effluents as per the US Environmental Protection Agency’s Vessel General Permit (VGP) requirements under the authority of the Clean Water Act (CWA) requirements for National Pollutant Discharge Elimination System (NPDES) program..

(d)	the Vessel shall have on board throughout the Charter any certificates or other documentation required under the said laws, rules, orders, regulations, guidelines and circulars and evidencing such compliance, which shall include but not be limited to a U.S. Coastguard Certificate of Financial Responsibility for Oil Pollution (“COFR”) together with a similar certificate for hazardous substances and a Tanker Vessel Examination Letter (“TVEL”).

(e)	prior to delivery the Owners or the Vessel’s operator shall have submitted, and obtained approval from the US Coastguard for a response plan for the Vessel (“VRP”) which meets in full the requirements of OPA-90 and of the US Coastguard and in accordance with which the Vessel shall at all times be operated. Charterers shall reimburse Owners for all port specific OPA charges (including but not limited to additional premium to maintain P&I cover) incurred by the Vessel calling at ports in the USA in accordance with Charterers’ orders. Requirements of a similar nature imposed by other countries after the date of this Charter shall be treated in the same way.

(f)	to the extent that the Vessel does not at any time comply with any USCG regulation now in effect or to be promulgated, all necessary waivers are or will be held. Owners will advise Charterers of all such waivers, including period of validation and reason(s) for waiver.

(g)	Owners shall ensure that the Vessel is free to trade to the USA and if Certificate of Compliance (CoC) is not available at the commencement of the Charter, then an inspection shall be carried prior to arrival at the first USA port or on arrival at the first USA port. Any delay incurred carrying out this initial inspection that exceeds three hours shall be classified as off-hire. Charterers shall provide sufficient notice to Owners to allow Owners to comply with the rules and regulations in USA and LNG Terminals not listed in Appendix A.

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(h)	If the Vessel is required to discharge at a US port during this Charter, the Owners are required to install an AIS Pilot Plug as defined by SOLAS regulations. Specific regulations can be found in Chapter V, Regulation 19 and in Title 33 Code of Federal Regulations §164.46 Automatic Identification System (AIS), Paragraph (d) “The AIS Pilot Plug, on each vessel over 1600 gross tons on an international voyage, must be available for pilot use, easily assessable from the primary conning position of the vessel, and near a 120 Volt, AC power, 3-prong receptacle.” Additional information regarding proper installation of the AIS Pilot Plug can be found in IMO SN/Circ. 227.

(i)	When calling at LNG terminals located in ports in the European Union, Vessel must be able to meet the requirements of EU Council Directives 1999/32/EC dated 26 April 1999 and 2005/33/EC dated 6 July 2005.

Any delays, direct losses, expenses or damages arising from failure to comply with this Clause shall be for Owners’ account and Owners shall fully indemnify Charterers therefor. Charterers shall not be liable for any delay caused by the Vessel’s failure to comply with the foregoing warranty.

For any time lost due to a breach of this Clause the Vessel shall be off-hire, and any expenses incurred due to such breach (including bunkers consumed) shall be for Owners’ account.

56.	Vapour Pressure

Owners undertake that the Vessel will arrive at each discharge port or terminal with the Vessel and its cargo in such a condition that the vapour pressure in the Vessel’s cargo tanks meets the requirements of the discharging port or terminal as advised to Owners with reasonable prior notice. In any event, Owners will follow vapour pressure instructions received from Charterers and will not allow vapour pressure to increase beyond the pressure permitted by Charterers’ voyage instructions.

57.	Cargo Transfer Inspection and System Calibration

(a)	Charterers may at their option place their cargo transfer inspection representative on board to observe preparation for loading and discharging of cargo during periods when the Vessel is in port, at Charterers’ expense. Such representative will not, however, under any circumstances order or direct the taking of any particular action by the Vessel or crew or interfere in any way with the Master’s exercise of his authority.

(b)	The Custody Transfer Measurement Gauging System (CTMS) shall undergo a full calibration check and recertification by a recognized calibration company at intervals of no more than sixty (60) months. This check shall include a full in tank calibration check of the Primary Gauging Systems, Secondary Gauging System, in tank temperature

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monitoring system, tank pressure monitoring system, Trim/List Transmission System and independent tank hi level alarm(s). Charterers shall have access to calibration check reports.

(c)	Notwithstanding Clause 57 (d) Charterers can request, at Charterers cost and time, to perform an intermediate recertification process of the CTMS equipment in addition to the above full calibration check. This intermediate recalibration survey shall be performed by an industry recognized calibration company and may be performed at intervals of thirty (30) months (+/- 6 months). The test will not require cargo tank entry but include a full calibration verification of the Primary Level Gauging Systems, Secondary Level Gauging System, Tank Temperature Monitoring System, Tank Pressure Monitoring System and Trim/List Transmission System. Charterers shall have access to calibration check reports.

(i)	If the Vessel is required to discharge at a Japanese port during this Charter, the Owners are required to start Japan customs approval process for the CTMS and cargo tank tables immediately once Charterers notify Owners of intention to discharge at a Japanese port. The Vessel shall comply with Japanese customs approvals requirements throughout the charter period.

(ii)	The vessel’s CTMS must have the functionality to change settings upon request in order for Charterers to meet various sales and purchase agreements or terminal requirements. This shall include, but not be limited to temperature, pressure, liquid level gauging intervals and settings.

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58.	Vessel Data

(a)	Charterers shall have full access to daily (and other) reports provided from the Vessel’s voyage data recorder and ship performance software.

(b)	If Vessel is equipped with ship performance software or equivalent system, Charterers may request Owners to run a performance trial at sea as per Charterers’ Instructions. When available the ship performance software (or equivalent) shall be used to record information during a minimum one hour trial.

(c)	A detailed procedure for carrying out the trial shall be included in charterers’ instructions. Owners agree to send the resulting data and/or summary report of the trial to the Charterers within fifteen (15) days of carrying out each trial.

(d)	For the duration of this charter Owners shall provide access to the Vessels’ Inmarsat C tracking system which shall automatically provide the Vessels’ position, speed and heading at set intervals. Such information shall be available to Charterers through a password controlled website.

59.	Third Party Vetting Information

Owners shall permit Charterers to discuss vetting results with third party vetting companies upon Charterers’ request.

60.	Taxes

All taxes and dues on the Vessel and on the Charter hire to be for Owners’ account. All taxes and dues on cargo to be for Charterers’ account.

61.	U.S. Compliance

Owners represent and guarantee that Owners and the Vessel are not in any way directly owned, controlled by or related to any U.S. sanctioned countries.

62.	Compliance with the Bribery Act, 2010 (England and Wales) and the US Foreign Corrupt Practices Act (FCPA)

a)	Owners represent, warrant and covenant that it and its Representatives comply with the Bribery Act, 2010 (England and Wales) and the FCPA (“Applicable Corruption Law”) with respect to all matters connected to this charter (“Matters”) even if the provisions of Applicable Corruption Law do not strictly apply to Owners or its Representatives because of their jurisdictional status and references in this Clause 62 to Applicable Corruption

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Law shall be interpreted accordingly. The remaining provisions of this Clause 62 are without prejudice to the generality of the foregoing.

b)	Owners represent, warrant and covenant that it and its Representatives have not offered and will not offer with respect to any Matters any advantage to any Public Official which would violate Applicable Corruption Law.

c)	Owners represent, warrant and covenant that it and its Representatives have not offered and will not offer with respect to any Matters any advantage to any person or entity which would violate Applicable Corruption Law.

d)	Owners represent, warrant and covenant that it and its Representatives will not, directly or through any other person or entity, request any service, action or inaction by any other person or entity with respect to any Matters which would violate Applicable Corruption Law.

e)	Owners represent, warrant and covenant that it and its Representatives will not, directly or indirectly with respect to any Matters request an advantage which would violate the Applicable Corruption Law.

f)	Owners represent warrant and covenant that it will provide Charterers with a Certificate of Compliance no later than 31 January of each calendar year during the term of this Charter.

g)	Owners represent, warrant and covenant that it and its Affiliates:

(i)	maintain accurate and complete Books and Records and internal controls sufficient and of such quality, consistent with accounting principles and practices contained in International Financial Reporting Standards so as to permit an audit of its Books and Records by an internationally recognised firm of public or chartered accountants or their equivalent, and which would, following that audit, result in an unqualified audit opinion and will not maintain any off the book accounts or record any non existent expenditure nor enter liabilities with incorrect identification of their object or use false documents;

(ii)	will provide all reasonable assistance to permit the Charterers’ accountant or internationally recognised firm of public or chartered accountants or other advisors (‘Auditor’) to conduct an audit of its Books and Records (including without limitation providing copies of documentation when requested) during normal business hours at Owners’ principal place of business for the purpose of confirming compliance with this Clause 61;

(iii)	will permit Auditor reasonable access to its properties, officers, representatives, agents and employees in order to make reasonable inspection and examination of the business operations and affairs of the Owners; and

(iv)	without prejudice to the generality of the foregoing, use its reasonable endeavours to procure for Auditor access to any third party, or any third party’s properties,

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employees and Books and Records, where such access is reasonably necessary for the purposes of the audit. For the avoidance of doubt, access includes providing copies of relevant third party documentation where requested.

(h)	Owners represent, warrant and covenant that it and its Representatives have been given adequate training and informed of their obligations in relation to Applicable Corruption Law and have in place adequate policies and procedures in relation to business ethics and conduct and the reporting, investigating and acting upon of suspected violations of Applicable Corruption Law.

(i)	(a)	Owners represent, warrant and covenant that where there exists a relationship between, on the one hand, (i) it or any of its Representatives, or (ii) any person who is a Connected Person of any of its Representatives, and any Public Official on the other, and such relationship may or may reasonably be considered to have an influence on the Owners’ performance of its obligations hereunder or the performance by the Public Official of his/her duties, that the fact and nature of such relationship has been notified to the Charterers in writing prior to this Charter being entered into.

(b)	Owners represent, warrant and covenant that it will promptly take all such steps as may be necessary and/or reasonably requested by Charterers which are designed to ensure that such relationship does not give rise to any conflict of interest or any breach of Applicable Corruption Law.

(j)	Owners represent, warrant and covenant that to the best of its knowledge and belief neither it nor any of its Representatives or Service Providers:

(i)	appears on any list of entities or individuals debarred from tendering or participating in any project funded by the World Bank, European Bank of Reconstruction and Development or any other multi-lateral or bi-lateral aid agency;

(ii)	has at any time been found by a court in any jurisdiction to have breached Applicable Corruption Law;

(iii)	has at any time been investigated or is being investigated or is involved in an investigation (as a witness or possible suspect) or been suspected in any jurisdiction of having engaged in any conduct with respect to Matters which would constitute a breach of Applicable Corruption Law.

(k)	Owners represent, warrant and covenant that if at any time it becomes aware that any of the circumstances set out in Clauses 62.9 and 62.10 are not as it has confirmed it will notify Charterers immediately in writing and will promptly take all such steps as may be necessary and/or requested by the Charterers to ensure minimum adverse effect on the Charterers’ reputation or on this Charter.

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(l)	Owners represent, warrant and covenant that it will, if requested in writing by the Charterers, promptly:

(i)	provide any information which the Charterers may reasonably require in order to monitor its compliance with the warranties, covenant and/or representations contained in this Clause 62; and

(ii)	provide, where available, documentation evidencing such compliance.

(m)	Without prejudice to any other express remedies referred to elsewhere in this Charter or any rights or remedies available at law or in equity, in the event of a breach of this Clause 62 by Owners, Charterers have the right to take whatever action it deems appropriate including the right to terminate this Charter with immediate effect and will not be liable to pay any compensation to Owners for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of a termination under this Clause 62(m),

(n)	Where this Charter is terminated in accordance with Clause 62(m), Owners will cease to be entitled to receive any payments which are due or may otherwise be due under the terms of this Charter. Where this Charter is terminated in accordance with Clause 62(m) Charterers will not be obliged to make any payments which are due or may otherwise be due under the terms of this Charter where to do so would violate any law or regulation to which Charterers are subject.

(o)	Owners indemnify and hold Charterers and its Affiliates harmless from and against any and all claims, damages, liabilities, losses, penalties, fees, costs and expenses arising from or related to, any breach of this Clause 62.

(p)	The rights and obligations contained in Clauses 62(g), 62(k), 62(1), 62(m), 62(n) and 62(o) will survive the termination or expiration of this Charter,

(q)	Owners shall require its Service Providers to act in accordance with the requirements of this Clause 62 and Applicable Corruption Law.

(r)	Owners will operate a program of regular assessments of its Service Providers involved in Matters to verify that they are complying with their obligations as set out in Clause 62(q) above and retain the right to have an independent auditor review and verify their compliance.

(s)	Owners will procure that provisions no less onerous than those set out in this Clause 62 are incorporated in all documentation issued to, and contracts entered into, with their Service Providers involved in Matters.

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63.	Owners’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and an “Owners’ Default” for the purposes of this Charter:

i)	if any licence, approval, consent, authorisation or registration at any time necessary for Owners to comply with their obligations under this Charter, or in connection with the ownership and operation of the Vessel, is revoked, withheld or expires or is modified so as to prevent or materially delay the lawful performance by Owners of their obligations hereunder (unless remedied, if capable of remedy, within thirty (30) days);

ii)	if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Owners (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Charterers has been obtained) or if Owners suspend payment of or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

iii)	if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Owners, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Owners in good faith by appropriate proceedings) or if Owners apply for, or consent to, any such appointment;

iv)	if any event occurs in relation to Owners in any jurisdiction which has an effect equivalent to any of the events specified in ii) and 0 above;

v)	if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Owners and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Owners in good faith by appropriate proceedings;

vi)	if Owners cease to carry on their business, or dispose of the whole, or a material part, of their property, assets or undertaking without Charterers’ consent;

vii)	if Owners cease to be a corporation duly registered in good standing in its place of incorporation without Charterers’ consent;

viii)	if Owners shall place or permit to exist on the Vessel (A) any mortgage other than a mortgage in respect of which a quiet enjoyment undertaking has been provided in a form approved by Charterers, such approval not to be unreasonably withheld (B)

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any charge, pledge, consensual security interest, lien or encumbrance of any kind (not occasioned by any act, omission or default of Charterers) for a period of more than thirty (30) days cumulative in one year, other than liens for crew’s wages or salvage or otherwise arising in the ordinary course of trading which are regularly settled or secured;

ix)	if it becomes impossible or unlawful for Owners to fulfil any of their obligations under this Charter, or for Charterers to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Owners repudiate this Charter;

x)	if the Vessel is arrested as a consequence of any claim or event other than a claim arising by, through or under acts, deeds or omission of Charterers and is not released for any reason from such arrest within thirty (30) days after being arrested;

xi)	if Owners are in material breach of any other provision of this Charter with serious and adverse consequences to Charterers; and Owners have failed to cure such breach or taken all necessary steps within a reasonable period of time but in no event longer than thirty (30) days after notice of such breach from Charterers (unless such breach has a shorter cure period hereunder, in which case, the shorter period shall apply).

xii)	if Owners fail to maintain any of the insurances they are obliged to maintain and such failure is not rectified within fourteen (14) days of receipt of notice from the Charterers;

(b)	Upon the occurrence of an Owners’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Charterers shall be entitled to terminate this Charter by giving notice in writing to Owners. This Clause 61(b) is without prejudice to any other rights Charterers may have hereunder or at common law.

64.	Charterers’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and a “Charterers’ Default” for the purposes of this Charter:

i)	if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Charterers (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Owners has been obtained) or if Charterers suspend payment of, or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

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ii)	if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Charterers, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Charterers in good faith by appropriate proceedings) or if Charterers apply for, or consent to, any such appointment;

iii)	if any event occurs in relation to Charterers in any jurisdiction which has an effect equivalent to any of the events specified in (ii) and (iii) above;

iv)	if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Charterers and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Charterers in good faith by appropriate proceedings;

v)	if Charterers cease to carry on their business, or dispose of the whole, or a material part, of their property assets or undertaking without Owners’ consent;

vi)	if Charterers cease to be a corporation duly registered in good standing in its place of incorporation without Owners’ consent;

vii)	if it becomes impossible or unlawful for Charterers to fulfil any of their obligations under this Charter or for Owners to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Charterers repudiate this Charter;

(b)	Upon the occurrence of a Charterers’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Owners shall be entitled to terminate this Charter by giving notice in writing to Charterers. This Clause 63(b) is without prejudice to any other rights Owners may have hereunder or at common law.

65.	Quiet Enjoyment

Owners acknowledge that Charterers shall be entitled to the quiet enjoyment and use of the Vessel under this Charter throughout the charter period without interruption. Except as expressly permitted by this Charter, the Owners shall not (either prior to or after delivery of the Vessel hereunder) effect or permit to exist any mortgage, lien, claim or encumbrance or security interest of whatsoever nature on the Vessel without the prior consent of the Charterers. The Charterers hereby consent to the Owners executing a mortgage of the Vessel, as security for the financing of the Vessel, in favour of (i) an international bank or other financial institution, or (ii) a controlled affiliate of an international bank or other financial institution, provided that, in either case, the identity of such party has been approved by the Charterers (such approval not to be unreasonably withheld). It is a condition of the Owners’ consent to any such mortgage that the Owners shall

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procure that the relevant mortgagee executes a letter of quiet enjoyment in favour of the Charterers, which shall be substantially in the form included in Appendix G. Owners shall permit Charterers to review the audited financial accounts of Owners within 2 months following publication.

66.	Rights of Third Parties

No provision of this Charter shall, under the Contracts (Rights of Third Parties) Act 1999, confer any benefit on, nor be enforceable by, any person who is not a party to this Charter.

67.	Consequential Losses

Without prejudice to any other provision of this Charter, neither Charterers nor Owners (or their Vessel) nor any of the affiliated companies or shareholders of either of them shall be liable (by reason of negligence, breach of contract or otherwise) for loss of business opportunity, earnings, income or profit whether directly or indirectly and whether by the parties hereto or others arising out of, or in any way connected to, the performance or non-performance of this Charter (“Consequential Loss”). For the avoidance of doubt, Consequential Loss within the meaning of this Clause shall not include any hire payable (or which would but for breach have been payable) under this Charter.

68.	Health, Safety, Security, Environment Reporting Requirements

(a)	If requested by the Charterers and mutually agreed by both parties, Owners may participate in an emergency response exercise;

(b)	For any incident, Owners shall notify Charterers as per the Charterers’ Instructions. Charterers may be invited to participate in any subsequent incident investigation;

(c)	Owners shall ensure a Behavioural Based Safety (BBS) system or equivalent and/or a near miss reporting system is implemented. Owners shall share the observations and lessons learned with the Charterers as they occur, but no less than on a monthly basis;

(d)	Owners shall submit to Charterers a monthly written report, within five (5) days of the end of each month that the Vessel is on hire, detailing all monthly reporting requirements, in accordance with the “HSSE Monthly Report” detailed in the Charterers’ Instructions;

(e)	Owners shall maintain HSSE records sufficient to demonstrate compliance with the requirements of the SMS and provide Charterers the right to confirm compliance with HSSE requirements by audit of Owners, including but not limited to the tight to audit and review Owners’ facilities, services and/or performance of its activities as mutually agreed by the Owners;

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(f)	Owners shall document and report immediately to Charterers any incidents of environmental damage, any unforeseen activity or event which could have led to environmental damage, a spillage of oil on deck or to the water, release or venting of hydrocarbons, breaches or potential breaches of environmental regulations or complaint from local groups, organisations including enforcement agencies or individuals.

(g)	Owners shall commit to demonstrating leadership in all aspects of HSSE through open dialogue and active participation in relevant forums.

(h)	The company owning or operating the Vessel shall be a member of SIGTTO.

69.	Ballast Water Treatment (BWT) System

If international regulations require that a BWT system to be fitted during the Firm Period, or the Option Charter Period (s) (if such option is exercised by the Charterers); then the Owners and Charterers shall mutually agree on the BWT system to be installed and Charterers shall pay the direct costs for such BWT system at the time that such system is fitted. The vessel shall not be off-hire during this time. Costs for Owners’ personnel to inspect the fitting shall be borne by Owners.

70.	Counterparts

This Agreement may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original but such counterparts shall together constitute but one and the same instrument.

Appendix A:	List of Primary Terminals.

Appendix B:	Gas Form C for the Vessel

Appendix C:	Detailed Performance Criteria, as attached, shall be incorporated herein.

Appendix D:	Crew Matrix

Appendix E:	BG Business Principles

Appendix F:	Norwegian Sale Form

Appendix G:	Letter of Quiet Enjoyment

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Agreed and signed by Owners	Agreed and signed by Charterers

/s/ Graham Westgarth	/s/ Hector Armando Rosales-Macedo
Name: Graham Westgarth	Name: Hector Armando Rosales-Macedo

Title: Director	Title: Attorney-in-fact

Date: 4 April 2014	Date: 4 April 2014

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APPENDIX A – Terminal Compatibility List

Load	Country	Status
Gladstone	Australia	*2
Withnell Bay	Australia	1
Pluto	Australia	l
Ian	Egypt	l
Damietta	Egypt	1
Punta Europa	Equatorial Guinea	1

Discharge	Country	Status
Bahia Blanca FSRU	Argentina	1
Zeebrugge	Belgium	1
Pecem	Brazil	1
Guanabara Bay	Brazil	1
Canaport	Canada	1
Mejillones	Chile	1
Quintero	Chile	1
Dalian	China	1
Fujian	China	1
Guangdong	China	1
Jiangsu	China	1
Shanghai	China	1
Zhejiang	China	1
Zhuhai	China	*2
Montoir	France	1
Revithoussa	Greece	1
Dahej	India	1
Hazira	India	1
Chita	Japan	1
Futtsu	Japan	1
Himeji	Japan	1
Senboku II	Japan	1
Kawagoe	Japan	1
Sodeshi	Japan	1
Niigata	Japan	1
Tobata	Japan	1
Hitachi	Japan	*2
Joetsu Thermal Power	Japan	1
INPEX Naoetsu	Japan	1A
Negishi	Japan	1
Yanai	Japan	1
Sodegaura	Japan	1
Ohgishima	Japan	1
Oita	Japan	1
Sakai	Japan	1

Load	Country	Status
Bonny Island (Jetty 1,2)	Nigeria	1
Snohvit	Norway	*4
Point Fortin	Trinidad	l
Das Island	UAE	l
Lake Charles	USA	1
Sabine Pass (Cheniere)*	USA	1

Discharge	Country	Status
Incheon	Korea	1
Pyeongtaek	Korea	1
Tongyeong	Korea	1
Gwang Yang	Korea	1
Mina Al Ahmadi	Kuwait	1
Bintulu	Malaysia	1
Altamira	Mexico	1
Costa Azul	Mexico	1
Sines	Portugal	1
Ras Laffan	Qatar	1
Singapore	Singapore	1
Barcelona	Spain	1
Bilbao	Spain	1
Cartagena	Spain	1
Huelva	Spain	1
Sagunto	Spain	1
Map Ta Phut	Thailand	1
Rotterdam	The Netherlands	1
Yung-An	Taiwan	1
Taichung	Taiwan	1
Aliaga	Turkey	1
Marmara Ereglisi	Turkey	*3
Jebel Ali FSRU	UAE	1
Elba Island	USA	1
Cameron	USA	1
Pascagoula	USA	1
Freeport	USA	1
Isle of Grain	UK	1
Dragon	UK	1

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1 Primary Terminals

* 1 A - Primary Terminals ~ Pending

Signifies terminals where some terminal data is not complete, but which will be treated as Primary Terminals so long as, in order for the Vessel to be accepted by the terminal, no changes are required to the principal dimensions of the Vessel, including: length, breadth, draft, displacement, location of cargo manifolds and lay-out of cargo manifolds (pipe size, layout of liquid and vapour lines, manifold dimensions, etc). Owners and Charterers to cooperate to complete any missing terminal data and to achieve Terminal acceptance and any minor changes to the Vessel (gangway landing areas/rails, etc.) will be the responsibility of the Owners.

*2 Terminals Under Construction

Signifies terminals that are under construction at the date of signing the Charter party and are not Primary Terminals (“Terminals Under Construction”). Owners and Charterers agree to work together in good faith in order to obtain: (i) the necessary relevant information to enable Owners to reasonably assess whether each of the Terminals Under Construction are in all material respects compatible with the Vessel; and (ii) acceptance of the Vessel by the Terminal Under Construction. Once Owners are reasonably satisfied that a Terminal Under Construction is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge, and the Terminal Under Construction has confirmed to Owners that they are prepared to accept the vessel to call and carry out cargo operations at their terminal (once completed), Owners agree to add such Terminal Under Construction to the list of Primary Terminals.

*3 Terminals With Compatibility Issues

Signifies terminals which have identified compatibility issues and are not Primary Terminals. However, Owners agree to allow the Vessel to call at such terminals provided: (i) they are reasonably satisfied that there is sufficient compatibility to allow safe navigation, loading and/or discharge; and (ii) the terminal have confirmed to Owners their acceptance of the Vessel to call, and carry out cargo operations at their terminal.

*4 Terminals Pending Further Data

Signifies terminals in respect of which, at the date hereof, there is insufficient information available in order to allow Owners to assess whether the terminal is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge (“Pending Terminals”). Owners and Charterers agree to work together in good faith in order to obtain: (i) the necessary relevant information to enable Owners to reasonably assess whether each of the Pending Terminals are in all material respects compatible with the Vessel; and (ii) acceptance of the Vessel by the Pending Terminals. Once Owners are reasonably satisfied that a Pending Terminal is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge, and the Pending Terminal has confirmed to Owners that they are prepared to accept the vessel to call and carry out cargo operations at their terminal (once completed), Owners agree to add such Pending Terminals to the list of Primary Terminals.

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APPENDIX B – Gas Form C for the Vessel

GAS FORM C DESCRIPTION OF

THE VESSEL

METHANE RITA ANDREA
SHI – HULL 1554

1.	GENERAL
	1.1	Vessel Name and Hull Number	:	Methane Rita Andrea SHI - HN 1553
	1.2	Builder and Yard	:	Samsung Heavy Industries Geoje Island, Korea
	1.3	Year Built	:	2006
	1.4	Containment System	:	Membrane Type GTT Mark III
	1.5	Country of Registry	:	Bermuda
	1.6	Port of registration	:	Hamilton
1.7	Classification Society	:	American Bureau of Shipping
HA1 , Liquefied gas carrier, ship type 2G (Membrane tank, Maximum pressure 25 kPaG and Minimum Temperature - 163°C, Specific Gravity 500 kg/m3), SH, FL(40), SH-DLA, SHCM, SFA(40), AMS, NIBS, HACCU, UWILD, PMS including CMS.
2.	DIMENSIONS, TONNAGE
	2.1	Length Overall	:	283.062 metres
	2.2	Length between Perpendiculars	:	270.0 metres
	2.3	Beam (moulded)	:	43.40 metres
	2.4	Depth to upper deck, moulded	:	26.0 metres
	2.5	Scantling Draft, moulded (in seawater of specific gravity of 1.025)	:	12.4 metres
	2.6	Design Draft, moulded (in seawater of specific gravity of 1.025)	:	11.400 metres
	2.7	Summer Draft (extreme)	:	12.025 metres
	2.8	Air Draft	:	40.26/n with radar mast in lowered position and about 46.26m with radar mast in raised position. Ballast draught 9,74m
3.	TONNAGE
	3.1	Deadweight at Design Draft, extreme at Summer Draft, extreme	:	72,994.6 metric tonnes
			:	79,046.2 metric tonnes
	3.2	Lightweight	:	29,540.1 metric tonnes
	3.3	Displacement at Summer Freeboard (8.751m)	:	108,586.3 metric tonnes
	3.4	Gross Tonnage (International)	:	95,753
	3.5	Net Register Tonnage	:	28,726
	3.6	Suez Canal Gross Tonnage	:	99,138.45
	3.7	Suez Canal Net Tonnage	:	86,082.93

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4.	MACHINERY
	4.1	Propelling Machinery, Type and Make	:	Steam Turbine, Reversible Geared, Cross Compound, Steam Driven (UA-400) / Kawasaki Heavy Industries Limited
		Maximum Continuous Rating	:	39,500 PS @ 90 RPM
		Normal Service Rating	:	35,550 PS @ 86.9 RPM
4.2	Main Boilers
		Type, Make and Number	:	Two Water tube, forced draft, marine boiler, (UME 65/52) Kawasaki Heavy Industries Limited
		Maximum Evaporation	:	Total 65 Te/h, each (incl. 4 Te/h desuperheated steam)
4.3	Electrical Generating Plan Type, Maximum Output per	:	Two (2) sets of turbo generator, 4,312.5 kVA (3,450 kW), 6,600 VAC, 60 Hz, 3 Phase / Mitsubishi Heavy Industries Limited
One (1) sets of diesel generator, 4,312.5 kVA (3,450 kW), 6,600 VAC, 60 Hz, 3 Phase / Wärtsilä
One (1) set of emergency diesel generator, 1,062 kVA (850 kW), 450V AC, 60 Hz, 3 Phase / STX--Cummins
4.4	Bow Thruster		:	Controllable Pitch Propeller (C.P.P.)
	Electric motor		:	2,500 kW, 6,600V
	No of blades		:	Four (4) (Ni-Al-Bronze)

5.	OWNER GUARANTEE SPEEDS
The guarantee speed at the designed draft of 11.4m on even keel shall be not less than ***** knots with the main propulsion machinery running at an output of 30,910 PS under weather conditions not exceeding Beaufort 4.

6.	FUEL CONSUMPTION RATE

		At NCR	:	185.0 metric tonnes per day

Consumption rate based upon using fuel classified as RMH55 in accordance with ISO8217 (1996) and having a higher calorific value of 43 MJ/kg (10,280 kcal/kg).

7.	CARGO TANKS
	7.1	Total Capacity 98.9% full	:	144,020.406 cubic metres at maximum allowable cargo tank fill ratio of 98.9% and reference temperature according to IGC Code 15.1.2-4
	7.2	Number of Cargo Tanks	:	4
	7.3	Maximum S.G.	:	500 kg/m3
	7.4	Minimum Temperature	:	-163°C
	7.5	Normal Tank Operating Pressure	:	106 kPa absolute
	7.6	Relief Valve Settings	:	25 kPa gauge
	7.7	Capacity at -163°C 100% full	:	145,622.251 m3

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No. 1 tank : 22,120.715 m3	No. 2 tank : 42,899.636 m3
No. 3 tank : 42,904.760 m3	No. 4 tank : 37,697.140 m3

	7.8	The Vessel’s cargo tanks can be cooled down from ambient temperature to the loading condition in less than 10 hours (-130°C , mean temp. of cargo tanks).

8	CARGO LOADING AND DISCHARGE PERFORMANCE

	(a)	The ship shall be able to load the bulk of the cargo (excluding slow starting and topping off) through two (2) liquid manifolds in approximately 12 hours at pressure of 240 kPa(G) inboard of the manifold strainer.

	(b)	The ship shall be able to discharge the bulk cargo through three (3) liquid manifolds in approximately 12 hours (excluding slow starting and stripping) against a backpressure of 100 MLC measured inboard of the manifold strainer with cargo tanks at mid-level.

9.	BOIL-OFF RATE
	9.1	Guarantee Boil-off Rate	:	Not to exceed 0.15% per day

10.	FRESH WATER
	10.1	Capacity of F.W. generators	:	Two 60 T/d / Alfa-Laval
	10.2	Capacity of Tanks
		Boiler Feed	:	415.6 m3
		Fresh Water	:	520.8 m3

11.	BUNKER CAPACITY
	11.1	Fuel Oil (100%)	:	7,776.4 m3
	11.2	Gas Oil (100%)	:	147.9 m3
	11.3	Diesel Oil (100%)	:	346 m3

12.	WATER BALLAST
	12.1	Tank Capacity (100%)	:	55,709.6 m3
	12.2	Number and Capacity of water ballast pumps	:	3 X 3,000 m3/h at 30 mwc
	12.3	The vessel is capable of loading/discharging ballast concurrent with cargo operations	:	Yes

13.	CARGO PUMP
	13.1	Number	:	8
	13.2	Type and Make	:	Centrifugal, single stage, submerged / Ebara
	13.3	Rated Capacity of each Pump	:	1,700 m3/h at 155 mlc (S.G. 0.5)

14.	SPRAY PUMP
	14.1	Number	:	4
	14.2	Type and Make	:	Centrifugal, submerged / Ebara
	14.3	Rated Capacity of each Pump	:	50 m3/h at 145 mlc (S.G. 0.5)

15.	EMERGENCY CARGO PUMP
	15.1	Number	:	1
	15.2	Type and Make	:	Centrifugal, single stage, removable type / Ebara
	15.3	Rated Capacity	:	550 m3/h at 155 mlc (S.G. 0.5)

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16.	CARGO INSTRUMENTATION
	16.1	Liquid Level Gauge
Primary
		Type	:	Radar/Saab
		Number per Tank	:	1
		Accuracy	:	+/- 5mm over gauging range 0 – 47 m
		Measuring range	:	26.52 m

Secondary
		Type	:	Float / Whessoe
		Number per Tank	:	1
		Accuracy	:	+/- 7.5 mm
		Measuring range	:	26.52 m

	16.2	Temperature Sensor
		Type	:	High Accuracy
		Number per Tank	:	5 pair
		Accuracy	:	+0.2°C between -165°C and -145°C, rising to +1.5°C at +50°C
		Measuring range	:	-165°C to +50°C

	16.3	Pressure Sensor System Number per Tank	:	1
		Accuracy	:	+ 1% of span with deck temperature ranging between -30°C and +60°C
		Measuring range	:	800 - 1,400 mbar

	16.4	Ship shore communication system	:	Fibre optic, electrical intrinsically safe and pneumatic types

17.	NITROGEN GENERATION
	17.1	Type and Make	:	Membrane permeation type / Air Product AS
	17.2	Capacity	:	2 off 100 Nm3/h
	17.3	Pressure Tank	:	10 bar g

18.	INERT GAS GENERATION
	18.1	Type and Make	:	Stoichiometric combustion of fuel oil / Smit Gas System
	18.2	Capacity	:	14,000 Nm3/h inert gas or dry air
	18.3	Quality of Gas	:	Dew point -45°C at 760 mmHg
			O2	: max. 1.0% by vol.
			CO	: max. 100 ppm
			SOx	: max. 10 ppm
			NOx	: max. 100 ppm
			Soot	: Bacharach 0
			HC	: 0%
			CO2	: max. 14% by volume
Remainder : N2, H2, Ar

19.	GAS COMPRESSORS
	19.1	High Duty
		Type and Make	:	Horizontal, single stage centrifugal / Cryostar

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		Number and Capacity		2 off 26,000 m3/h
		Discharge Pressure		200 kPa A
		Suction Press and Temp		-140°C, 103 kPa A
	19.2	Low Duty
		Type and Make	:	Horizontal, single stage centrifugal /Cryostar
		Number and Capacity	:	2 off 8,000 m3/h
		Discharge Pressure	:	200 kPa A
		Suction Press and Temp	:	-40°C, 106 kPa A

20.	FORCING VAPORIZER
	20.1	Capacity	:	8,000 kg/h from -163°C to -40°C / Cryostar

21.	DECK MACHINERY
	21.1	Winches
		Number, Position, Type (incl. windlass)	:	4 for’d (2 combined with windlass) 5 aft, Electro-hydraulic self contained power pack, non auto-tension type mooring winches & windlasses / Kochs
	21.2	Holding Power of Brake	:	80% of mooring line MBL (design) set at 60%
	21.4	Size of Wires and whether fitted with TailsState Length, Material	:	Twenty-two (22) sets including two (2) spares, each 200 m long and 44 mm diameter of spectra rope or equivalent with each 11 / 22 m long nylon / polyester tail.
21.5	Derrick, cranes, etc. Type and Capacity	:	Electro-hydraulic driven single jib crane
One (1) x 5.0 Te SWL at port aft and one (1) x 10.0 Te SWL at starboard aft.
One (1) x 6.0 Tc SWL for cargo machinery room
Two (2) x 5.0 Te SWL at P&S manifold

22.	NAVIGATION AND RADIO
22.1	Navigation Aids and Radio Equipment	:	VHF radio telephones
GMDSS distress message controller
Display units for radars (X and S-bands),
ECDIS and conning display
Auto pilot operating unit
CCTV control station for mooring area
camera and night vision camera
UHF base station
DGPS navigator
Echo sounder recorder
Master electric clock system
Speed log main unit
Navtex receiver
Signal light control panel
Inmarsat-F (Fleet 77)
Inmarsat-C

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23.	OTHER
	23.1	Bilge Oily Water Monitor	:	1 X m3/h (15 ppm)
	23.2	Incinerator	:	1 X 500,000 kcal/h for solid garbage waste and sludge oil having flash point above 60°C
	23.3	Sewage Treatment Plant	:	One (1) biological type for 45 persons
	23.4	CCTV system with 11 cameras and monitors in wheelhouse, engine control room and cargo control room;
	23.5	Loading computer including damage stability calculations
	23.6	Shipboard management system
	23.7	Public address system
	23.8	UHF onboard radio communication with 2 base stations, l base repeater station and twelveportable sets

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APPENDIX C – Detailed Performance Criteria

CONTENTS

Article 1.	Speed Warranties

Article 2.	Timeliness

Article 3.	Guaranteed Daily Fuel Consumption

Article 4.	Definitions for Fuel Consumption Calculations

Article 5.	Basis of Calculation for Fuel Consumption

Article 6.	Actual Fuel Consumption on a Voyage

Article 7.	Guaranteed Maximum Boil-Off

Article 8.	Boil-Off Calculations

Article 9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10.	Provisions for Gauging

Article 11.	Underwater Cleaning / Waiting at Anchorage

Article 12.	Interpretation

Article 13.	Weather Limits for Performance Warranties

Article 14	Claim Validity Period

1.	Speed Warranties

(a)	Owners guarantee that the Vessel is capable of steaming and, subject to Article 1(b), shall steam at the Laden Service Speed or the Ballast Service Speed as set out in Clause 26(a) and (b) as applicable (the “Service Speed”).

(b)	Charterers may order the Vessel to steam at the Service Speed or at any lesser average speed but not less than the Minimum Speed as set out in Clause 26(c) and not at a greater average speed, except with Owners’ consent, which shall not be unreasonably withheld. For the avoidance of doubt, it is agreed that Owners may decline orders to steam at any lesser average speed than the Minimum Speed or at any greater average speed than the Service Speed for operational reasons.

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2.	Timeliness

(a)	Prior to each voyage Charterers may, subject to Article 1(b), instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). Provided however:

(i)	In the event that Charterers fail to provide a SAT to Owners the SAT shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterers, if different) from the time Charterers instruct the Vessel to proceed.

(ii)	The SAT shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i).

(iii)	Subject to Article 1(b), Charterers may amend the SAT from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage (the “Amended SAT”).

(iv)	The speed at which the Vessel needs to steam in order to meet the SAT or the Amended SAT or any permissible speed ordered by the Charterers shall be a “Guaranteed Speed”.

(b)	Charterers shall compare the actual time of arrival of the Vessel at the pilot station at each port with the SAT save that if the SAT was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)	If the Vessel arrives at the pilot station at the arrival port not later than ***** after the SAT or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than ***** after the SAT, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)	Subject to Article 2(e) and (f), Charterers shall be entitled to make a deduction from hire in respect of any period by which the Vessel arrives Late.

(e)	Notwithstanding the foregoing but subject to Article 2(f), Charterers shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage and is not indirectly or directly due to Owners’ negligence:

(i)	the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than ***** hours noon to noon, or

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(ii)	poor visibility, or

(iii)	congested waters, or

(iv)	alterations in speed or course to avoid areas of bad weather, or

(v)	any period spent at a waiting area following arrival, or

(vi)	the saving of life or (with Charterers’ consent) property, or

(vii)	time lost waiting for or as a result of a canal transit, or

(viii)	time taken for bunkering during a sea passage in accordance with Charterers’ instructions, or

(ix)	time spent steaming at a reduced speed by mandatory order of regulatory bodies having jurisdiction over the Vessel, or

(x)	time spent steaming at reduced speed as a result of fouling caused by extraordinary delays in port beyond Owners’ control or as a result of lay-up or usage as storage vessel (if mutually agreed), or

(xi)	time lost for safe navigation and navigating restricted areas

(xii)	time lost in order to observe recommendations as to traffic separation and routing as issued by the International Maritime Organisation, or any state or agencies whose waters the Vessel may pass.

(Article 2(e)(i)(ii)(iii)(iv)(v),(vi)(vii),(viii),(ix),(x),(xi) and (xii) being known as “Restricted Periods”), or

(xii)	any period when the Vessel is off-hire at sea on any individual voyage. The master shall record in his daily noon report the time lost in the previous 24 hours due to any of the matters referred to in this Article 2(e).

(f)	If the Vessel arrives Late the following calculation shall be made to assess the period in respect of which Charterers shall be entitled to deduct hire. The speed of the Vessel shall be calculated over the Sea Passage excluding all Restricted Periods (the “Achieved Speed”). If the Achieved Speed equals or exceeds the Guaranteed Speed Owners shall be deemed to have met the speed warranties. If the Achieved Speed is less than the Guaranteed Speed Charterers shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived if steaming at the Achieved Speed shall be the Deemed Arrival Time. Charterers shall be entitled to deduct hire to the extent to which the Deemed Arrival Time exceeds the SAT by more than ***** hours.

(g)	The relationship between this Article 2 and Clause 22 shall be as follows:

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(i)	Periods of off-hire under Clause 22 shall be excluded for all purposes from calculations under this Article 2.

(ii)	Article 2 shall apply to deal with lateness to which Clause 22 does not apply pursuant to Clause 22 (b).

3.	Guaranteed Daily Fuel Consumption

(a)	Owners guarantee that subject to the other provisions of Appendix C, the maximum daily fuel consumption of the Vessel for all purposes shall not exceed the quantities tabulated in Clause 26(e) and, where applicable shall be prorated between the speeds shown.

(b)	The average speed in knots on any Voyage (as defined in Article 4) shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the duration of all off-hire periods and distance covered in such periods and excluding the distance covered during any deviation which is not an off-hire period because the Vessel arrives On Time.

4.	Definitions for Fuel Consumption

(a)	In this Appendix C:

(i)	“EOP” means the time the Vessel records End of Passage on arrival after any voyage.

(ii)	“FAOP” means the time the Vessel proceeds Full Away On Passage from her departure point on a voyage.

(iii)	“fuel” refers collectively to its two components, fuel oil and Boil-Off, measured in tonnes

(b)	For the purpose of fuel consumption calculations a voyage shall, where applicable, be divided into separate segments (each a “Voyage”). A Voyage shall be deemed to have started either:

(i)	at FAOP or

(ii)	immediately after an off-hire period, or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

(c)	A Voyage shall be deemed to have ended either:

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(i)	at EOP, or

(ii)	immediately before an off-hire period, or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

5.	Basis of Calculation for Fuel Consumption

(a)	For each Voyage the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage calculated on the assumption that the Vessel steamed at the Guaranteed Speed. In calculating both the guaranteed fuel consumption and the actual fuel consumption Restricted Periods pursuant to Article 2(e) shall be excluded. Subject as hereinafter provided, there shall be a saving of fuel for that Voyage equal to the amount by which the guaranteed fuel consumption exceeds the actual fuel consumption and an excess consumption for that Voyage equal to the amount by which the actual fuel consumption exceeds the guaranteed fuel consumption. Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in fuel consumption for the Voyage.

(b)	If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterers’ orders, or in order to achieve the SAT (provided this is not attributable to any failure of performance by the Vessel), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage.

(c)	Owners’ warranties relating to speed and fuel consumption shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

(d)	As soon as practicable after receipt of the necessary voyage returns, Charterers shall furnish Owners with their calculations determining fuel consumption on each Voyage.

(e)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess fuel used and the quantities of fuel saved on all voyages in the Performance Period shall each be added up. The total of fuel saved for the Performance Period shall then be subtracted from the total of excess fuel used for the Performance Period and if the balance is positive Charterers shall deduct from hire due under Clause 11 an amount calculated by multiplying the net excess quantity of fuel consumed for the Performance Period by the weighted average price paid by the Charterers for fuel oil for the Vessel over the Performance Period in question. If the balance is zero or negative, Owners shall be deemed to have complied with their Fuel consumption obligations for the Performance Period.

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6.	Actual Fuel Consumption on a Voyage

(a)	The actual fuel consumption on a Voyage shall, subject to Article 6(b), be the sum of,

(i)	the fuel oil consumed during the Voyage (expressed in tonnes ) and excluding any fuel oil used in any off-hire period on that voyage; and

(ii)	the fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes of Fuel Oil Equivalent) excluding any Boil-Off in any off-hire period on that voyage and excluding any Boil-Off in excess of guaranteed maximum Boil-Off under the provisions of Article 8, except the excess that is a result of Charterers’ orders as per Article 7(b).

(b)	For the purpose of this Article 6 the Fuel Oil Equivalent of the LNG lost as Boil-Off which is available as fuel during the voyage shall be assumed to be the total volumetric loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro rated for the difference between the on hire voyage and gauging times and multiplied by the Fuel Oil Equivalent factor set out in Clause 26(f).

7.	Guaranteed Maximum Boil-Off

(a)	Owners guarantee that Boil-Off shall not exceed:

(i)	the maximum laden Boil-Off percentage stated in Clause 26(g); and

(ii)	the maximum ballast Boil-Off percentage stated in Clause 26(h).

(b)	If Charterers give orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

8.	Boil-Off Calculations

(a)	The Boil-Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil-Off for the sea passage (i.e. the daily guaranteed maximum Boil-Off multiplied by the time between gaugings) with the actual Boil-Off.

(b)	The actual amount of Boil-Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume therein at gauging before the sea passage.

(c)	If the Vessel was off-hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on hire is to the total time between gaugings.

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(d)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess Boil-Off and the quantities of Boil-Off saved on all trips in the Performance Period shall each be added up. The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterers may deduct from hire due under Clause 11 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices. If the balance is zero or negative, then Owners shall be deemed to have complied with this Clause for the Performance Period.

9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)	If on any sea passage, Charterers order the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(b)	The master shall notify Charterers if he/she is of the opinion that the Vessel will not, on arrival at the loading port, be able to commence bulk loading within half an hour after cooling of the loading arms without spray cooling on the ballast sea passage.

(c)	Without prejudice to any of Owners’ or Charterers’ obligations under this Article 9; if Owners intend to order spray cooling at any time during the charter period, Owners agree, if requested by Charterers, to discuss the reasons and technical basis for spray cooling.

(d)	Subject to the provisions of this Charter, Owners shall have free use of Boil-Off. At no time during the charter period, (except for safety reasons) shall the Vessel use the vent system as a primary means of controlling the cargo tank pressures. Any such safety related venting, or venting caused by any other reason, shall immediately be reported to Charterers (as per Clause 68(d)) with full explanation as to why venting was required and duration and quantity of venting.

(e)	Each of the Vessel’s four diesel generators is to be equipped with a dual system to burn either Boil-Off gas from the LNG carried (together with a diesel pilot oil) or, diesel oil alone or heavy fuel oil (together with a diesel pilot oil) as independent of the other engines as the Vessel’s design allows. The Vessel shall, at Charterers’ option, use the available Boil-Off gas, or fuel, or complement the boil-off gas being used as fuel by forced vaporised natural gas or by fuel oil, within such limits as may be imposed by Charterers and, in any event, by safety regulations and the safety of the Vessel.

10.	Provisions for Gauging

(a)	The time at which any volume of LNG is determined is referred to in this Charter as a gauging time.

(b)	In relation to any laden sea passage the cargo volume on loading at the start of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured

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promptly after the closing of the Vessel’s manifold vapour return valve in the loading port and on discharge at the end of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)	In relation to any ballast sea passage the LNG heel volume after discharge (i.e. at the start of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port and the LNG heel volume on loading (i.e. at the end of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

11.	Underwater Cleaning / Waiting at Anchorage

(a)	Charterers may request Owners at any time to arrange for the cleaning afloat of the Vessel’s underwater hull and propeller whereupon Owners shall arrange for the said cleaning to take place provided that:

(i)	the Vessel is free of cargo but may be under vapour if permitted by the port authority and;

(ii)	in Owners’ opinion such cleaning will not damage in any way the Vessel’s underwater hull coatings and the cleaning method is approved by the coating manufacturer, and;

(iii)	such cleaning afloat can be carried out safely at a place approved by Owners and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter. The Vessel shall be considered clean when the hull is substantially free from macroscopic and microscopic biofouling.

(iv)	Charterers may request Owners to perform underwater cleaning to be carried out when the vessel is fully loaded to enable access to entire underwater area. Owners and Charterers shall agree whether this procedure can be safely carried out.

(b)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (a) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are substantially free from macroscopic and microscopic biofouling, a successful cleaning shall be deemed to have occurred.

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(c)	If Charterers order the Vessel to wait at anchorage or in lay up for more than 20 days on any one occasion or more than 60 days comprising periods of not less than 5 days each in any period of 6 months, and, if as a result of such waiting or lay up Owners have good reason to believe that the performance of the Vessel or her fuel consumption is affected and speed and/or fuel warranties can no longer be met because of fouling then Owners shall so state by written notice to Charterers and if Charterers request, shall carry out an underwater inspection at Charterers’ expense to see if there is fouling of the hull and/or propeller.

To prevent hull fouling from marine growth during charter period, wherever practically possible, Charterers are required to steam the Vessel for a period of 24 hours, every 7 days after anchoring, at a speed between 14 and 15 knots.

(d)	If as a result of the aforesaid inspection, Owners consider that there is evidence of such fouling then if Charterers so request, Owners shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 11 (a)(i), (ii) and (iii) apply.

(e)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (d) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are substantially free from macroscopic and microscopic biofouling, a successful cleaning shall be deemed to have occurred.

(f)	If any inspection pursuant to Article 11 (c) reveals the presence of hull or propeller fouling, or if Charterers decline to request an inspection following receipt of a notice from Owners under Article 11 (c), then from the time Owners give written notice that performance is affected by fouling, Owners shall be deemed to have complied with the speed and fuel warranties until the completion of the next periodic dry-docking or successful cleaning, whichever occurs sooner.

12.	Interpretation

(a)	In this Appendix C, “Article” shall mean an Article of this Appendix, and “Clause” shall mean a Clause of the Charter.

(b)	In the event of any conflict between the Charter and Appendix C, Appendix C shall prevail.

13.	Weather Limits for Performance Warranties

Speed, boil-off and fuel consumption warranties defined in this Appendix are not valid under weather conditions in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than ***** hours noon to noon.

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For the purposes of calculating claims, the Wind Force reported in the Master’s noon report shall be used. Charterers may employ the services of a reputable weather reporting company at their own cost.

In the event of a consistent discrepancy between deck logs and weather reporting company’s reports, Owners and Charterers shall meet in good faith to agree which numbers shall be used.

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APPENDIX D – Crew Matrix

Steam LNG Engineer Officer
Rank	Chief Engineer	2nd Engineer	Cargo Engineer	3rd Engineer	3rd Engineer	Electronic

Work Hours	Dayworker	Day/Watch	Dayworker	Day/Watch	Day/Watch	Dayworker

STCW Certificate of Competency	Class 1	Class 2	Class 3	Class 3	Class 3	Electro-Technical

Tanker Certification	G - O	G - O	G	G	G	G

STCW V/1-2 para 2 or para 4 for LNG	4	4	4	2	2	2

Combined sea time on all vessels	4 years at Second engineer or above

Individual minimum sea time as Certificated Officer	4 years	2 years	1 year	1 year

Combined sea time on LNG Vessels	2 years in rank on LNG vessels

Individual minimum sea time on LNG Vessels

4 years diesel sea time with a minimum of 30 days intensive training + completion of SIGTTO competency standards training for LNG + Completion of SIGTTO competency standards for steam engineers and the appropriate steam endorsement for the rank.

or, 2 years steam sea time and completion of SIGTTO competency standards for steam engineers or, 2 year steam LNG sea time

2 years diesel sea time with a minimum of 30 days intensive training + completion of SIGTTO competency standards training for LNG + Completion of SIGTTO competency standards for steam engineers or, 1 year steam sea time and completion of SIGTTO competency standards for steam engineers or, 1 year steam LNG sea time.

1 year as a certified engineering officer on an LNGC + management level (STCW V/1.2 paragraph 4) cargo endorsement for liquefied gas tanker cargo operations. (Note 4)

Tanker Certification: G=Gas O=Oil	STCW V V/1-2: 2=Operational 4=Management

APPENDIX E - BG Business Principles

The BG Group Business Principles are set out below.

Conduct

—	We act with integrity, fairness and transparency.
—	We comply with legal, regulatory and license requirements.
—	We do not tolerate corruption in any form, whether direct or indirect.
—	Our investment criteria take account of economic returns, environmental impacts, social consequences and human rights.
—	High standards of corporate governance are integral to the way we manage our business.

People

—	We treat people with fairness, respect and decency.
—	We help employees to develop their potential.
—	We believe that all injuries are preventable.
—	We provide healthy, safe and secure work environments.

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Society

—	We work to ensure that neighboring communities benefit from our presence on an enduring basis.
—	We listen to neighboring communities and take account of their interests.
—	We support human rights within our areas of influence.

Environment

—	We make a positive contribution to the protection of the environment.
—	We go beyond compliance with local environmental regulation to meet internationally accepted best practice.
—	We reduce to the minimum practicable any adverse effects of our operations on the environment.

For further information on BG Group’s Business Principles and how to implement BG Group’s Business Principles refer to ‘Principles into Practice at

http://www.bg-group.com/sustainability/Principles/Pages/BusinessPrinciples.aspx

Any breach or potential breach of BG Group’s Business Principles should be reported through BG Group’s Speak Up facility via the confidential website www.bg-speakup.com or confidential telephone line 1-866-482-5517.

BUSINESS PRINCIPLES RISK ASSESSMENT AND REPORTING

For the purposes of this Clause “Material Risks” means any potential events or actions in connection with the performance of the Services/Work under the Charter that may compromise the Charterers’ ability to operate in accordance with BG Group’s Business Principles. Table 1 below provides examples to assist in assessing Material Risks and materiality thresholds.

Prior to commencement of the Charter; Owners, if requested, shall participate in a joint risk assessment meeting to analyse Material Risks and identify and allocate actions to mitigate such risks.

Owners shall maintain a ‘Risk Register’ (in addition to any required by the HSSE provisions in the Charter). This ‘Risk Register’ shall:

(a)	identify Material Risks, and any actions to mitigate those Material Risks, that are the Owners’ responsibility, resulting from the risk assessment meetings; and
(b)	monitor and document the implementation of Owners’ actions to mitigate Material Risks

The Parties shall also periodically conduct joint risk assessment meetings to assess any additional Material Risks and mitigating steps as the Charter progresses. Owners’ Risk Register shall be updated to reflect the outcome of such meetings.

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Table 1 – Examples of Thresholds for Determining Material Risk

Impact Score	1	2	3	4
Descriptor	Insignificant	Less significant	Significant	Very Significant
Reputation	No adverse publicity likely	Adverse coverage for BG Group/asset at local level	Adverse coverage for BG Group/asset or subsidiaries at national and/or industry level	Adverse coverage for BG Group/asset or partners at international level
Legal			Failure to comply with legal, regulatory or license requirements
Health	Minor transient health issue	Medical treatment	Widespread debilitating illnesses or diseases (i.e. Malaria) / fatality caused by occupational illness	Loss of lives, fatalities caused by occupational illness
Safety	Minor / No Injury to workers or the public caused by work-related activity	Reportable injury to workers caused by work-related activity	Fatality / Major injury to workers or the public caused by work-related activity	Multiple Fatalities to workers or the public caused by work-related activity
Security	Minor/No intimidation or threats to security	Burglary / Robbery / Assault	Fatality / Security incidents involving firearms / Threats to life	Multiple fatalities / Direct terrorist attack
Environmental Impact	Slight or negligible effect / Oil spill < 1 barrel	Minor effect / Single breach of prescribed limits / Public complaint / Oil spill < 1 tonne	Local effect / Significant damage / Repeated breach of statutory or prescribed limits / Oil spill 1-100 tonnes	Persistent damage / Severe nuisance over large area / Constant or extended breach of statutory or prescribed limits / Oil spill >100 tonnes

Likelihood Score	1	2	3	4

Descriptor	Unlikely	Possible	Probable	Almost certain

Percentage	<5%	5-49% (~30%)	50-90% (~70%)	>90%

Likelihood	Impact
	1	2	3	4
1
2
3
4

INCIDENTS

In this Section “Incident” means an event or action in connection with the performance under this Charter by the Owners, their representatives or subcontractors that compromises or has the potential to compromise the Charterers’ ability to operate in accordance with BG Group’s Business Principles.

Owners’ obligations in this Section are subject only to any legal obligations restricting the disclosure of information or any information that is agreed between the Parties to be subject to legal professional privilege.

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Within a reasonable time of Owners’ actual knowledge of an Incident occurring, Owners shall document and report it to the Charterers. Subject to any obligations on the Charterers to disclose information, the Charterers shall treat Incident reports as confidential.

Where the Charterers has reasonable grounds for believing that an Incident,

—	is at risk of occurring; or

—	has occurred; or

—	is reported to the Charterers by Owners, its representatives or subcontractor or by a third-party (e.g. through Owners’ ‘whistle blower’ or grievance facility, or the Speak-Up facility or risk assessment meetings);

the Charterers are entitled to enquire of relevant documents and personnel of the Owners in order to provide assurance that the Incident, or potential Incident, is being effectively managed. Owners shall cooperate with and respond to Charterers enquiries promptly.

Enquiries shall be conducted in a spirit of collaboration between the parties, initially through a meeting and subsequently, if required, through self-assessment questionnaires, visits by the Charterers or its representatives to relevant sites and facilities, or through other appropriate means discussed by the Parties.

INFORMING SUB-CONTRACTORS

Prior to commencement of the Charter, Owners shall ensure that all representatives and subcontractors are made aware of BG Group’s Business Principles and the BG Group Speak-Up facility.

AUDITING COMPLIANCE WITH PROVISIONS

In addition to any entitlement to audit under this Charter, the Charterers reserve the right at all times to audit, by itself or by a third-party, Owners’ compliance with the provisions of the Business Principles Clause and this Exhibit.

GIFTS AND HOSPITALITY REGISTRATION

Regarding Gifts and Hospitality given by Owners to Charterers, Owners agree to comply with Annex 1 below.

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Annex 1 - Gifts and Hospitality Registration/Approval Values

	Single gifts/hospitality events		Single gifts/hospitality greater
Position	greater than this value must be registered		than this value must be pre- approved
	Column A		Column B
	Gifts	Hospitality	Gifts	Hospitality
Senior Vice President, Asset General Manager and Head Function	$85	$425	$425	$850

All other employees	$45	$170	$85	$425

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APPENDIX F – Norwegian Sale Form

To be attached

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APPENDIX G - Letter of Quiet Enjoyment

LETTER OF QUIET ENJOYMENT

[Letterhead of Mortgagee]

[To Charterers]

[ — ] 2014

Dear Sirs,

Re: [ — ] (the “Vessel”)

We refer to:

a.	the time charter dated [ — ] (the “Time Charter”) made between [ — ] as owners and you (the “Time Charterer”) as charterers in respect of the Vessel;

b.	a facility agreement dated [ — ] (the “Loan Agreement”) made between [ — ] (the “Owner”) as borrower, us as agent and as security agent and trustee (the “Security Agent”), and the financial institutions named on the signature pages therein as lenders the “Finance Parties”); and

c.	[ — ] the first priority mortgage executed or to be executed by the Owner over the Vessel in our favour between the Owners and us (the “Mortgage”).

1.	References in this Letter to the Time Charter or to the Loan Agreement and the Mortgage (together the “Finance Documents”) shall include such documents as amended, supplemented or varied from time to time so long as any such amendment, supplement or variation has been notified to, and agreed by, us. References to paragraphs are to paragraphs of this Letter.

2.	The Security Agent confirms that:

a. it has received a copy of the Time Charter and is familiar with its terms; and

b. it consents to the Owners’ execution of the Time Charter.

3.	In consideration of the sum of US$10.00 and for other good and valuable consideration (receipt and the sufficiency of which the Security Agent acknowledges), the Security Agent undertakes for itself and on behalf of the other Finance Parties not, without the Time Charterer’s prior written consent, but subject as provided below and subject to this undertaking expiring on the expiry of the charter period to:

(a)	issue any arrest, detention or similar proceedings against the Vessel in any jurisdiction; or

(b)	exercise any power of sale or other disposal of the Vessel or of foreclosure to which the Security Agent may be entitled or make any application for the sale of the Vessel or any

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share therein in any part of the world whether by public auction or private treaty or otherwise (excluding, for the avoidance of doubt, any steps to be taken solely to protect, but not enforce, the Finance Parties’ rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that the Security Agent shall cease any such action upon the relevant proceedings or application being permanently stayed (and release any arrest, or caveat against release, upon the relevant third party arrest being released) and the Security Agent shall notify the Time Charterer in writing promptly upon taking or ceasing any such action); or

(c)	take possession of the Vessel; or

(d)	appoint a receiver in respect of the Vessel; or

(e)	exercise against the Vessel any right or remedy which would diminish, prejudice or interfere with the Time Charterer’s rights, options, benefits or privileges under the Time Charter or otherwise interfere with the quiet use and enjoyment of the Vessel by the Time Charterer under the Time Charter; or

(f)	take any step to wind up, liquidate, or place in administration or receivership the Owner nor commence or continue any analogous steps, actions or proceedings in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such steps, actions or proceedings are continuing and not permanently stayed, and subject to the condition that the Security Agent shall cease any such steps, actions or proceedings upon the relevant third party steps, actions or proceedings being permanently stayed and the Security Agent shall notify the Time Charterers in writing promptly upon taking or ceasing any such steps, actions or proceedings);

SUBJECT ALWAYS:

(i)	to there having occurred no event under the Time Charter (a “Charterers’ Termination Event”) in consequence of which the Owner, is entitled to terminate and has lawfully terminated the Time Charter in accordance with its terms including, without limitation, withdrawal of the Vessel from the Time Charter by the Owner under the terms of the Time Charter for non-payment of hire; and

(ii)	to the Vessel not having become an actual, agreed, arranged or constructive total loss and being no longer available to the Owner;

4.	The Security Agent agrees that unless the Time Charterer is no longer entitled to the use and quiet enjoyment of the Vessel under paragraph 3 above, if the Security Agent enforces or exercises its rights pursuant to the Finance Documents in accordance with the terms thereof, the Security Agent may only sell or transfer the Vessel expressly subject to the terms of the Time Charter (a “Permitted Transfer”) and provided that:

(a) the rights of the Time Charterer under the Time Charter shall be fully preserved and protected following the Permitted Transfer; and

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(b) before the Permitted Transfer, if the Owners’ rights as “Owners” under the Time Charter are to be assigned or transferred to a third party, such third party (the “Substitute”) has assumed the rights and obligations of the Owner under the Time Charter and this Letter; and

(c) the Substitute is acceptable to the Time Charterer acting reasonably.

The Time Charterer shall give its consent to the proposed Substitute if the Time Charterer is satisfied, acting reasonably, that the validity and enforceability of the Time Charter will not in any way be prejudiced, and if that Substitute (not being a competitor of the Time Charterer) has such (i) legal capacity (ii) technical competence and (iii) financial capability as are reasonably required to become a party and to perform the obligations of the Owner under the Time Charter, and, provided that (but without prejudice to such Substitute’s ability to meet the foregoing criteria in other circumstances):

(a)	arrangements concluded with third parties by the proposed Substitute shall be taken into account in evaluating its technical competence and financial capability; and

(b)	in the case of any proposed Substitute which is an affiliate of the Security Agent or a Finance Party, evidence that it is controlled by the Security Agent or a Finance Party shall be sufficient evidence of financial capability for the purposes of this paragraph 4(a);

The Owner undertakes not to make any claim against the Vessel and/or Substitute and/or the Time Charterer arising directly from a Permitted Transfer made under this Letter.

The Time Charterer shall use all reasonable endeavours to co-operate with the Security Agent in order to effect a Permitted Transfer at the expense of the Security Agent.

5.	By countersigning this Letter, the Time Charterer hereby acknowledges and agrees that:

(a)	subject to the provisions of paragraphs 3 and 4, the enforcement, in accordance with the terms of the Finance Documents, by the Security Agent of any security interests granted in favour of the Security Agent pursuant to the Finance Documents or the sale or transfer of the Vessel pursuant to the Finance Documents to any other person shall not constitute a disturbance of the Time Charter or the Time Charterer’s use and quiet enjoyment of the Vessel in accordance with the terms of the Time Charter;

(b)	the covenant by the Security Agent in this Letter is the sole covenant by the Security Agent in respect of quiet enjoyment and is in substitution for, and to the exclusion of, any other covenant for quiet enjoyment which may have otherwise been given by any other party or implied at law or otherwise.

6.	The Time Charterer agrees that:

(a)	without prejudice to any other rights the Time Charterer may have in respect of any default by the Owner of any of its obligations under the Time Charter, the Time Charterer will not take any enforcement action in respect of or otherwise terminate the Time Charter without first notifying the Security Agent in writing and giving the Security Agent the opportunity to remedy (or procure the remedy of) any default by the Owner of any of its obligations under or in connection with the Time Charter within the relevant period referred to below. Unless the Security Agent notifies the Time Charterer in writing that it does not wish to exercise any remedy rights, the Time Charterer will not

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terminate the Time Charter if the Security Agent does so remedy (or procure the remedy of) the default within thirty (30) days of the Time Charterer giving notice to the Owner (copied to the Security Agent) of the default by the Owner to perform its obligations under the Time Charter (which cure period shall be extended to sixty (60) days if it is demonstrated to the Time Charterer (acting reasonably) that the Security Agent is continuing to diligently remedy (or procure the remedy of) the default);

(b)	if the Security Agent, pursuant to a Permitted Transfer, exercises the power of sale under the Mortgage and/or assigns or transfers the rights of the “Owners” under the Time Charter to the Substitute, the Time Charterer will not terminate the Time Charter by reason solely of such transfer (without prejudice to any accrued rights). In such circumstances, the Time Charterer agrees that the Substitute shall, with effect from the date of the Permitted Transfer and notwithstanding any other provisions thereof, become a party to the Time Charter in place of the Owner and shall be treated for all purposes as if the Substitute had originally been named a party in place of the Owner (without prejudice to any accrued rights).

7.	The Security Agent acknowledges that the Time Charterer is not a party to and is not bound by the provisions of any of the Finance Documents.

8.	The Security Agent acknowledges that the terms of this Letter shall (subject to such beneficiary similarly confirming and consenting to the terms of this Letter) enure to the benefit of the successors and assigns of the Time Charterer under the Time Charter.

9.	The Security Agent confirms that it has been duly authorised to issue this Letter on behalf of the Finance Parties and that its issuance conforms with the Loan Agreement and, without limitation, the agency provisions described therein.

10.	The terms of this Letter (including any non-contractual obligations in connection with this Letter) shall be governed by and construed in accordance with English law and the provisions of Clause 47 (Law and litigation) of the Time Charter shall apply, mutatis mutandis, to any dispute arising out of this Letter (including any non-contractual obligations in connection with this Letter) as if such provisions were set out in this Letter.

Please acknowledge your receipt of and your agreement to the terms of this Letter by signing the attached copy where indicated and returning it to us.

Each of the parties signing this Letter intends that the agreement constituted by this Letter shall take effect as a deed notwithstanding the fact that a party may only sign this Letter under hand.

Yours faithfully,

for and on behalf of

[ — ]

[Security Agent]

We, [ — ], for the consideration aforesaid, hereby confirm our agreement to the provisions of this Letter.

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Dated:

for and on behalf of

[ — ]

[Charterer]

We, [ — ], for the consideration aforesaid, hereby confirm our agreement to the provisions of this Letter.

Dated:

for and on behalf of

[ — ]

[Owner]

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